IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
HEXION SPECIALTY CHEMICALS, INC., et al.,	)
) September 24, 2008
Plaintiffs-Counterclaim Defendants,	)
) C.A. No. 3841-VCL
v.	)
) PUBLIC VERSION
HUNTSMAN CORP.,	)
)
Defendant-Counterclaim Plaintiff.	)
)

POST-TRIAL BRIEF OF PLAINTIFFS-COUNTERCLAIM DEFENDANTS

OF COUNSEL: WACHTELL, LIPTON, ROSEN & KATZ 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000

POTTER ANDERSON & CORROON LLP
Hercules Plaza
1313 North Market Street, 6th Floor
Wilmington, Delaware 19801
Telephone: (302) 984-6000
Facsimile: (302) 658-1192

Attorneys for Plaintiffs-Counterclaim
Defendants

SUSMAN GODFREY LLP Suite 5100 1000 Louisiana Houston, Texas 77002 Telephone: (713) 651-9366 SNOW CHRISTENSEN & MARTINEAU 10 Exchange Place Salt Lake City, Utah 84111 Telephone: (801) 521-9000

September 19, 2008

TABLE OF CONTENTS

Page

Preliminary Statement					1
Argument					3
I.	PLAINTIFFS HAVE CONCLUSIVELY DEMONSTRATED THAT THE COMBINED COMPANY WOULD BE INSOLVENT AND THAT A REASONABLY SATISFACTORY SOLVENCY CERTIFICATE CANNOT BE DELIVERED

					3
	A.	The combined company fails the balance sheet test because it
		would have massive negative equity value			4

		1.	Hexion’s estimate of synergies should be accepted
			and Huntsman’s rejected		5

			a.	Hexion’s synergies estimate is grounded in fact	5

			b.	Huntsman’s synergies estimate is a fabrication	6

		2.	Wisler’s market analysis showing that liabilities
			exceed assets by $2.3 billion should be accepted,
			and in any event Resnick’s balance sheet valuation
			which is inconsistent with market evidence, should
			be rejected		9

		3.	The combined company fails the balance sheet test
			using the comparable company/comparable
			transaction methods		12

		4.	Wisler’s DCF analysis, including the projections it
			is based on, is reliable, and Resnick’s DCF analysis,
			including the projections it is based on, is not		15

			a.	Huntsman’s projections are unreliable on their
				face	16

			b.	The manner in which Huntsman prepared its July
				25 projections also undercuts their reliability	18

			c.	The projections relied upon by Duff & Phelps for
				its DCF analysis are reasonable	19

	B.	The combined company will not be able to pay its debts as they
		come due in the ordinary course			22

i

	C.	The combined company would have unreasonably small capital
		with which to conduct its business			23
	D.	Credit Suisse’s analysis confirms that the combined company
		would be insolvent			25
	E.	Huntsman’s letter suggesting that American Appraisal might
		be willing to provide a solvency certificate at some future date
		is entitled to no evidentiary weight			28
II.	THE MERGER CANNOT CLOSE				29
	A.	The requisite bank financing will not be available			29
	B.	Even if the bank financing were available, there is a funding
		gap that prevents a closing			29
		1.	The argument that Apollo or Hexion must make up
			any funding gap with equity is without substance		30
		2.	The CVR and “backstop” proposals are insufficient
to fill the funding gap and are irrelevant for
			purposes of solvency		30
		3.	Huntsman’s attacks on specific elements of the
			funding gap are without merit		31
			a.	Amount of Huntsman debt needing to be
				refinanced	32
			b.	Proceeds of divestiture	33
			c.	Fees and expenses due at closing	34
			d.	Pension contribution	34
III.	HUNTSMAN HAS NOT SHOWN THE ABSENCE OF AN MAE,
	WHICH IS A CONDITION PRECEDENT TO CLOSING				38
	A.	Huntsman misconstrues the Merger Agreement and the
		appropriate standard under Delaware law			40
		1.	Changes in expectations are central to the MAE
			analysis		40
		2.	“Statistical significance” does not govern
			“disproportionate effect”		42

	B.	Huntsman, viewed as a whole, has suffered, or is reasonably
expected to suffer, a substantial deterioration in its business,
		financial condition or results of operations		43

		1.	Huntsman’s earnings misses	43

		2.	Net debt miss	45

		3.	Impact on value	46

		4.	The decrease in Huntsman’s long-term earnings
			potential	47

		5.	FX and raw materials	48

	C.	The impairments in Pigments and Textile Effects which
		contribute to the MAE		49

		1.	Pigments	49

		2.	Textile Effects	52

IV.	THERE WAS NO GOOD FAITH DETERMINATION OF AN
	OBJECTIVELY REASONABLE PROBABILITY OF
	CONSUMMATION BY OCTOBER 2			55
V.	HEXION’S LIABILITY TO HUNTSMAN ARISING FROM OR
	RELATING TO THE FAILURE OF THE MERGER TO BE
	CONSUMMATED IS LIMITED TO $325 MILLION			56
	A.	The reasonable best efforts clause in the Merger Agreement did
		not require the Hexion board to blindly lead the company down
		the path to bankruptcy		56

	B.	In order to overcome the $325 million cap on damages,
		Huntsman must also prove that Hexion’s breaches were
		knowing and intentional		58

	C.	Hexion did not commit a knowing and intentional breach of its
		reasonable best efforts obligations		59

		1.	Huntsman’s first-quarter 2008 results raised real
			concerns at Huntsman and Hexion	60

		2.	The May 9 Apollo models showed a possible
			solvency problem	62

		3.	The Duff & Phelps consulting team was not given a
			preordained conclusion	64

		4.	Hexion and Apollo provided Duff & Phelps with a
			revised model	65

		5.	Hexion engages the Duff & Phelps opinion team	67

		6.	The Duff & Phelps opinion team engaged in a
			thorough, independent process	68

		7.	The June 18 Duff & Phelps opinion supported a
			clear conclusion of insolvency; Hexion then acted
			in a manner completely consistent with its
			obligations under the Merger Agreement	70

		8.	Hexion did not breach its reasonable best efforts
			obligations by providing the Duff & Phelps
			presentation to the banks	72

	D.	Hexion acted reasonably with respect to the pension issue, and
		certainly did not commit a knowing and intentional breach of
		its reasonable best efforts obligation		73

	E.	Hexion acted reasonably, and certainly did not commit a
		knowing and intentional breach of any covenant, in complying
		with its antitrust obligations		76

	F.	Hexion is not in breach of any express or implied covenant of
		the Merger Agreement to provide notice to Huntsman or to
		obtain Huntsman’s consent		77

		1.	No violation of the express notice covenants of
			Section 5.12(b)	78

		2.	No implied obligation to provide informal notice to
			Huntsman	78

		3.	No violation of covenant to obtain consent under
			Section 5.12(b)	79

	G.	Huntsman’s other claims of knowing and intentional breach are
		equally meritless		79

Conclusion				81

TABLE OF AUTHORITIES

Page

Cases

Abex Inc. v. Koll Real Estate Group, Inc., 1994 WL 728827 (Del. Ch.)	78n
Bloor v. Falstaff Brewing Corp., 601 F.2d 609 (2d Cir. 1979)	57
Frontier Oil v. Holly Corp., 2005 WL 1039027 (Del. Ch.)	38n, 40
DCV Holdings, Inc. v. ConAgra, Inc., 889 A.2d 954 (Del. 2005)	78n
In re Chateaugay Corp., 198 B.R. 848 (S.D.N.Y. 1996)	57
In re Hechinger Inv. Co. of Del., 327 B.R. 537 (D. Del. 2005)	10
In re IBP, Inc. S’holders Litig., 789 A.2d 14 (Del. Ch. 2001)	38n, 40-41, 41n, 42
In re Iridium Operating LLC, 373 B.R. 283 (Bankr. S.D.N.Y. 2007)	10, 11n
Martin v. Monumental Life Ins. Co., 240 F.3d 223 (3d Cir. 2001)	57
Mellon Bank, N.A. v. Aetna Bus. Credit, Inc., 619 F.2d 1001 (3d Cir. 1980)	3n
Metro. Life Ins. Co. v. Jacobs, 1 A.2d 603 (Del. 1938)	38n
Standard Alliance Indus., Inc. v. Black Clawson Co., 587 F.2d 813 (6th Cir. 1978)	38n
Triple-A Baseball Club Assoc. v. Northeastern Baseball, Inc.,
832 F.2d 214 (1st Cir. 1987)	57
VFB LLC v. Campbell Soup Co., 482 F.3d 624 (3d Cir. 2007)	9

v

Preliminary Statement

               On the last day of trial, Huntsman’s CFO, Kimo Esplin, acknowledged that Huntsman’s debt today is $1.244 billion higher than Huntsman had told Merrill Lynch, Credit Suisse, Deutsche Bank and Hexion they could anticipate at year-end 2008. Tr. 1573-74. Esplin also acknowledged that a significant portion of this debt increase is attributable to the fact that Huntsman has massively underperformed on its own and everyone else’s expectations since signing. By Esplin’s count, Huntsman missed its EBITDA forecast for the second half of 2007 by $120 million and will miss its original 2008 forecast by $420 million. Tr. 1579-80. As Esplin acknowledged: “That’s a lot of money We’ve — we’ve had some tough conditions.” Tr. 1580. This was a stark admission that Huntsman has suffered an MAE that has resulted in a multi-billion dollar decline in the value of the company.

               Following Esplin was Rothschild’s David Resnick. In the face of well-established case law holding that when it is available, market evidence is the best evidence of value, and case law holding that the credibility of the opinions of a valuation expert who fails to consider market evidence should be discounted, Resnick told this Court that he did not believe that market evidence was instructive here because Huntsman’s stock price had been affected by this litigation. But Resnick was then forced to admit that the only evidence on the question — a study by Merrill that was produced only after the Court ordered it be produced — confirmed the obvious: Huntsman’s stock price has been inflated by speculation that a deal might somehow be salvaged. Resnick then acknowledged that while he disputed its relevance, he did not dispute the calculations in the market study conducted by Phil Wisler of Duff & Phelps. Tr. 1752. That market study concluded that using Huntsman’s inflated stock price, the combined company would have a negative equity value of $2.2 billion. PX718, Ex. 5 at 25.

               Resnick testified that the banks would be justified in concluding that Huntsman’s projections were unreliable if the company had a consistent history of missing its projections by a material amount. Tr. 1744-45. That is Huntsman’s history; the miss was 12.3% in 2006, was

14.7% in 2007 and will be 28.2% in 2008. PX716 at PP0237; PX667 at 2 (reducing 2008 EBITDA projection to $854 million). Resnick’s testimony alone establishes that the banks would be entitled to reject Huntsman’s projections for purposes of assessing a solvency certificate.

               Perhaps the most compelling proof of the weakness of Huntsman’s case was slipped in during the course of Esplin’s testimony, in which he introduced a letter from Huntsman to Hexion stating that on September 5, 2008, i.e., the day before trial, Huntsman asked American Appraisal whether it could provide a solvency opinion and that on the Friday before the conclusion of the trial, American Appraisal had indicated that if [Huntsman] engages Ameri-can Appraisal, and assuming no material change between now and the effective date of its opinion, American Appraisal would issue a solvency opinion. DX3054 at Ex. 99.4. No analysis, no witness, no direct statement from American Appraisal itself. After almost three months of trying, Huntsman could not produce an expert on solvency willing to say that the combined company would be solvent.

               Huntsman understandably has a powerful incentive to find a way to convince this Court that it should help Huntsman close this deal. And so Huntsman is asking this Court to ignore the market evidence, ignore the industry analysts and ignore the fact that it will miss its 2008 budget by over 28%. The Court instead should accept Huntsman’s assertion that in a softening global economy, Huntsman’s EBITDA will increase by 31% in 2009 and another 22.5% in 2010. PX699 at 1; PX819 at 2. That is Huntsman’s case on solvency.

               A forced marriage of the sort requested by Huntsman would have serious consequences. Morrison and Carter were clear: if this deal is forced to go through, they believe that the combined company would be in bankruptcy in short order, affecting the lives of the nearly 20,000 employees as well as creditors, customers and other stakeholders. Tr. 67 (Morrison); Tr. 171-72 (Carter). Price was equally clear: it would take a miracle for Huntsman to convince

Credit Suisse to accept a solvency certificate. Tr. 747. In the year since the deal was signed, debt has gone up too high and earnings have gone down too low too support a $15.4 billion loan.

               Huntsman’s defense consisted largely of an attempt to spin a conspiracy theory based on the notion that Hexion and Apollo through litigation counsel sought to manufacture insolvency. If that were so, one would have thought that Huntsman would have cross-examined Wisler on the substance of the Duff & Phelps opinion. That did not happen. The trial record instead shows that serious people did serious work, sought the advice and opinion of a reputable solvency firm, and hearing that advice, came to the considered and correct conclusion that a reasonably satisfactory solvency certificate cannot be delivered to the funding banks. As Huntsman acknowledged in prior briefing, in this circumstance, Hexion’s liability is capped at $325 million.

               But Huntsman is not entitled to even the $325 million. This is not a case about a short-term blip. From the perspective of a reasonable acquiror, what has happened at Huntsman post-signing is so material that the combined company would be bankrupt if the merger could somehow close. Hexion is already out $176 million on this deal. The trial established that it has no obligation to pay anything more.

I.           PLAINTIFFS HAVE CONCLUSIVELY DEMONSTRATED THAT
             THE COMBINED COMPANY WOULD BE INSOLVENT AND THAT
             A REASONABLY SATISFACTORY SOLVENCY CERTIFICATE
             CANNOT BE DELIVERED.

               The evidence on solvency was one-sided in plaintiffs’ favor. Huntsman must pass all three solvency tests. It can’t pass one.1

1Since Huntsman must prove that the disputed condition precedent to the banks’ obligation to fund is satisfied and that the banks would be breaching their obligations under the Commitment Letter if they do not fund, Huntsman bears the burden of proof on the solvency issue. See Mel-lon Bank, N.A. v. Aetna Bus. Credit, Inc., 619 F.2d 1001, 1007-08 (3d Cir. 1980) (burden rested on party seekingfunding to show solvency and therefor e condition precedent to funding satisfied).

A.       The combined company fails the balance sheet test because it would have massive negative equity value.

               An entity is solvent under the balance sheet test if the fair value of its assets exceed its liabilities. Duff & Phelps concluded on June 18 that the combined Hexion-Huntsman entity fails the balance sheet test because its liabilities would exceed its assets by $1.96 billion. Tr. 824-25, 835 (Wisler); see also PX1028 at 21 (Duff & Phelps June 18 presentation). The combined company would have total assets of $14.38 3 billion, as compared to liabilities totaling $16.344 billion. PX1028 at 21.2 Although Huntsman’s expert, Resnick, essentially agrees with Duff as to the value of liabilities, he arrives at a different result on the balance sheet test — positive $3.782 billion — primarily because he finds that the combined company would have a considerably higher asset value. PX824 at 25 (Resnick Report) (finding asset value of $20.171 billion and liabilities totaling $16.389 billion).3

               The difference in the experts’ calculations of asset value is primarily attributable to two factors: projected synergies and projected earnings for Huntsman. We discuss the synergies issue first, since if Hexion’s synergies estimate is deemed reasonable and Huntsman’s is not, and the Court looks at the more objective evidence on value (as opposed to forecasts), then the combined company fails the balance sheet test. We then discuss the strong record evidence showing that Hexion/Wisler’s DCF valuation should be accepted, and that Resnick’s DCF valuation and the aggressive Huntsman projections that underlie it should not.

2 This value of liabilities assumes that the funding gap could be closed without incurring any additional liabilities. PX1028 at 21; see also Tr. 821 (Wisler) (“[W]e simply assumed that equity of some form or a costless or nonliability-creating form of financing came in to fill that funding deficit.”). If the funding gap were to be closed with additional liabilities, the combined company would fail the balance sheet test by an even wider margin. PX1028 at 21.
3 The figures cited herein are the valuations from the original analysis (June 18 for Wisler and August 1 for Resnick); these were updated on August 1 and August 15, respectively. The updates both show lower valuations. PX822 at Ex. 5, p. 13 (Wisler 8/1 Report); PX735 at 19 (Res-nick 8/15 Report)

1.      Hexion’s estimate of synergies should be
         accepted and Huntsman’s rejected.

               Wisler’s synergies value of $1.8 billion is based on Hexion’s estimate, developed well before litigation commenced, that synergies would be $250 million per year when fully implemented in 2011. That estimate was confirmed by Ted Rouse, the head of Bain Consulting’s global integration practice. PX1028 at 29; Tr. 554-55, 557-58, 572 (Rouse). Resnick’s value of $3.416 billion is based on information provided by David Parkin of Huntsman, who was dropped from Huntsman’s witness list during trial, that annual synergies, after full implementation in 2013, would reach $423 million. PX824 at 19, 25.

a.        Hexion’s synergies estimate is grounded in fact.

               Hexion’s synergies estimate of $250 million is inherently more reliable than Huntsman’s. Hexion management built up a $250 million estimate through a detailed function-by-function review of potential cost savings. Tr. 135-37, 150 (Carter); PX890(June 28, 2007 “point” synergies estimate of $250.2 million). Hexion provided its $250 million synergy estimate to the banks. Tr. 40 (Morrison). Credit Suisse consistently used that $250 million synergy estimate in its own models. Tr. 721-22 (Price). Hexion, of course, had no incentive in seeking financing to present to its banks with an unduly low synergy estimate. Tr. 38, 40 (Morrison). Hexion continued to use its $250 million estimate throughout the integration process, never raising it. Tr. 40-41 (Morrison); Tr. 148 (Carter). And no one from Huntsman ever suggested in this time period that Hexion raise the synergy estimate. Tr. 41-42 (Morrison); Tr. 1006 (Huntsman) (“I do recognize [Morrison] set a goal of 250.”); Tr. 1008 (Huntsman) (“I’m not sure that [$250 million is] a wrong number.”).

               Rouse’s testimony confirms that $250 million is the appropriate synergy estimate. Although Huntsman has made much of the March “kick-off” meeting for the integration teams for the various functions, the record is clear that neither Hexion nor Bain ever believed that synergies in excess of $250 million were probable. Rouse testified that Bain set a “stretch target” of $400 million, which was “in the bounds of possibility” but not “likely.” Tr. 568-69. The stretch target of $400 million was set by cherry-picking the highest possible number for each function from separate benchmarks derived from Hexion practice, Huntsman practice and third-party synergy statistics. Tr. 562-64; PX850 at BAIN-HEX0126. Rouse placed the chance of achieving $400 million at only about five percent and said that he would use $250 million, not $400 million, for budgeting or valuation purposes. Tr. 574.

               Indeed, the March “kick-off” meeting materials themselves make clear that $250 million remained the synergy goal, referring to a “synergy commitment” of $250 million and explaining that the integration teams would “[t]arget $400 [million] to achieve a minimum of $250 [million].” JX851 at 19. Moreover, after the March meeting, the teams from the individual function areas came back with their synergy estimates. Based on the work done to date, Bain remained “comfortable that the $250 million target was the right number.” Tr. 571-72.4

b.      Huntsman’s synergies estimate is a fabrication.

               Before July 1, 2008, Huntsman did not have any independent synergies estimate. On July 1, as part of the effort of Huntsman management to develop a model in preparation for a Huntsman board meeting later that afternoon, Esplin assignedDavid Parkin, the Vice President of Huntsman’s Performance Products Division and Peter Huntsman’s brother-in-law, to develop his own estimate of synergies for use in Huntsman’s modelling. Parkin Dep. 1, 9, 110-12, 122-23; Tr. 1603 (Esplin). Working on a “white board” in Vinson & Elkins’ offices, Parkin within a few hours came up with a scenario under which the combined company would realize synergies of $200 million as early as 2009, rising to $350 million per year in 2013. Parkin Dep. 106, 109-111; PX666 at 2. Parkin also estimated one-time costs to achieve these synergies of $225 mil-

4 Huntsman argues that Apollo internally projected $350 million in synergies in May 2008.Huntsman Pre-Trial Br. at 39 (citing DX2495). Not true. Apollo performed a “theoretical, hypothetical” exercise in May 2008 to determine what the model would show “[i]f you could achieve $350 million of synergies.” Tr. 260 (Zaken) (emphasis added). Wisler similarly analyzed (in order to stress his insolvency conclusion) an upside case (“Scenario #2”) which “[i]ncreased projected synergies from $250 million per year to $350 million per year,” and found his conclusions unchanged PX1028 at 37; PX1511 at 2; see also Tr. 840-41 (Wisler).

lion — $40 million in 4Q08, $110 million in 2009 and $75 million in 2010, with no costs thereafter. PX666 at 2. No written back-up of any type exists for these synergy estimates. Parkin Dep. 111-12.

               When Huntsman turned over its model to its litigation expert, Rothschild, Parkin was told by Esplin (according to Parkin, at the request of Rothschild and Esplin) to revisit his synergy estimates. Parkin Dep. 127-29. The result was predictable: on July 25, Parkin raised his estimate of the synergies that could be achieved in 2009 by another $45 million, to $245 million in 2009, and his estimate of the ultimate synergies that could be achieved by 2013 to $400 million. This increase was to be achieved at no additional cost. PX701 at 5; Parkin Dep. 147. The only change in costs to achieve synergies occurred when, in a conference call with Roths-child, Esplin and Parkin jointly decided that they would shift $30 million of costs from 2009 to 2010. Parkin Dep. 147-48. The work underlying the changes is nothing more than a few pages of Parkin’s notes where he strikes out his earlier, lower estimates and replaces them with new, higher ones. PX925 at HUN-PP001779-80.

               Parkin was not done. After relaying his initial July 25 synergy estimates, Parkin got a second call. According to Parkin, in that call, representatives of Rothschild and Vinson & Elkins, as well as Esplin, asked Parkin to “scrub the numbers” and see whether there was anything he had “overlooked.” Parkin Dep. 154. Resnick at trial denied that Rothschild asked Parkin to do any such thing. Tr. 1758-59. But clearly, there was a call and there was a “scrubbing.” And as a result of that “scrubbing,” Parkin “pressure tested” the ranges he had given earlier and came up with a second July 25 estimate of $270 million of synergies in 2009, rising ultimately to $450 million in 2013. Parkin Dep. 155; PX702 at 5. Once again, this was not the result of any detailed review or work; Parkin could not point to a single document he created to support the rise in synergies to $450 million for 2013 (and thereafter). Parkin Dep. 162- 63.

               Parkin’s constantly-improving synergy numbers not only improved cash flow, including cash flow in the critical 2009 period, they also increased the valuation of the combined company in the balance sheet analysis in Huntsman’s LBO model (and Resnick’s). Between the July 1 and first July 25 versions of the model, the net present value of the synergies rose from $1.983 –$2.3 billion to $2.297 –$2.66 billion. Compare PX666 at 2, with PX701 at 3. The “scrub the numbers” phone call yielded a further increase, to $2.647 –$3.057 billion. PX702 at 3. 5 As Wisler testified, this entire exercise was the opposite of the conservative approach to synergies that solvency analysis requires. Tr. 859-60.

               Huntsman’s synergies estimate also reflect nonsensical assumptions with respect to the cost to achieve the benefits. In Huntsman’s estimate, costs do not precede benefits at all: in 2008, the estimate shows that the company would break even on synergies (something logically impossible considering that the cost of synergies has a limited number of months to be recouped), and in 2009 realized synergies would exceed costs by $190 million. PX824 at 19. Moreover, Huntsman estimates a total cost to achieve synergies of only $225 million — just over half of the $423 million in annual synergies that Huntsman estimates by 2013. See id.; PX731. As Rouse explained, Huntsman’s realized synergy estimate for 2009 is not plausible, since many of the synergy items entail a high degree of risk and complexity and can take “several years” to accomplish, if ever. Tr. 573-54, 578-79; JX-852. In addition, as Rouse explained, the typical range of total costs to achieved synergies is between 75% and 125% of the annual benefits and that costs typically precede benefits. Tr. 607. Huntsman’s synergies estimate, as adopted by Resnick is completely inconsistent with this typical relationship. Id.6

5 The difference between this range and Resnick’s $3.4 billion synergy value is a result of Res-nick’s use of (i) a $423 million synergies number for 2013; (ii) different methodology (Resnick used an average of the terminal value method and the perpetuity growth method, where Parkin used the terminal value method alone); and (iii) a lower discount (“WACC”) rate (Resnick used 8.5% relative to Parkin’s range of 9-10%). Compare PX702 at 3 with PX824 at 19, 20, 45.
6 In his report, Resnick stated that Bain “expected” $400 million of annual synergies, citing Parkin. At trial, Rouse stated that he never told that to Parkin and that it is not Bain’s view. Tr. 578.

               Given the pivotal importance of the Parkin synergies revisions to Resnick’s conclusions, it is not surprising that Huntsman listed Parkin as a trial witness. Pre-Trial Order at 14. After a video of Parkin’s “scrub the numbers” testimony was played in court, Huntsman took Parkin off its witness list; his counsel reported that he needed to fly home to his family due to Hurricane Ike. Without Parkin, Huntsman tried to use Resnick as its vehicle to defend Parkin‘s inflated synergies number by arguing that Hexion’s estimate of $250 million represents a lower percentage of the combined company’s revenues than Huntsman has seen in previous acquisitions. Tr. 1675; PX824 at 18 (Resnick Report). Morrison and Rouse both explained, however, that synergies cannot be estimated on a percentage basis because of transaction-specific differences. Tr. 39; Tr. 575-76. The synergies between Hexion and Huntsman would be relatively low, on a percentage basis, because, post-divestiture, the two companies’ businesses do not substantially overlap. Tr. 575-76 (Rouse).

               Resnick also pointed to internal analyses prepared by Deutsche Bank and Credit Suisse on the issue to bolster Huntsman’s claims. Both banks, however, used $250 million in their analyses. The notion that the banks would accept Huntsman’s higher estimate is simply not credible, something that Resnick essentially conceded when he, for the first time at trial, actually looked at the hand scrawled pages that Parkin prepared to support his synergy estimates. Tr. 1760-61 (Resnick). The banks would clearly be acting reasonably in not accepting a synergies estimate dramatically higher than that subscribed to by management for the acquiror at the time the deal was negotiated and thereafter.

2.      Wisler’s market analysis showing that liabilities exceed assets by $2.3 billion should be accepted, and in any event Resnick’s balance sheet valuation, which is inconsistent with market evidence, should be rejected.

               The Third Circuit in VFB LLC v. Campbell Soup Co., 482 F.3d 624, 633 (3d Cir. 2007), ruled that “absent some reason to distrust it, the market price is ‘a more reliable measure of the stock’s value than the subjective estimates of one or two expert witnesses.’’’ (internal cita-

tions omitted); see also In re Hechinger Inv. Co. of Del., 327 B.R. 537, 548 (D. Del. 2005) (“Moreover, because valuation is, to a great extent, a subjective exercise dependent upon the input of both facts and assumptions, the court will give deference to ‘prevailing marketplace values’, rather than to values created with the benefit of hindsight for the purpose of litigation.”) (internal citation omitted), aff’d, 2008 WL 2083145 (3d Cir.). Similarly, the Bankruptcy Court in In re Iridium Operating LLC, 373 B.R. 283, 293 (Bankr. S.D.N.Y. 2007), ruled that the stock price is “an impartial gauge of investor confidence and remains the best and most unbiased measure of fair market value and . . . is the preferred standard of valuation” for the Court. The Bankruptcy Court in Iridium also concluded that the failure of a party’s valuation expert witnesses “to account for inconsistent market data” “lessened the impact of their testimony.” Id. at 294.

               Wisler conducted a market analysis in his August 1 report and presented that analysis in his testimony. Tr. 842-49; PX 822, Ex. 5, at 2, 21-30. While Wisler noted that the trading price of Huntsman stock post-June 18 did reflect some upward bias, he gave Huntsman the benefit of the doubt and selected the closing price on July 30 of $13.64, above the mid-point of the range at which the stock traded between June 18 and July 30. Tr. 844. From this starting point, Wisler applied a straightforward analysis in which he calculated the enterprise value of the combined company, added for the value of synergies, deducted net debt and then made miscellaneous adjustments of the same sort and in essentially the same amounts as Resnick. The bottom line was to arrive at a net asset value of negative $2.236 billion. Tr. 843-48 (Wisler); PX718, Ex. 5 at 25 (Wisler Report).

               Wisler testified that this market value approach is a standard analytical technique: “where you have an indication that the market is assessing the value of a company in essentially the buy and sell transactions every day with meaningful volume, it absolutely is something we’d have to look at.” Tr. 844-45. In fact, it is so standard that Wisler would not even go to his Senior Review Committee without having done a market based analysis because if he did so, “I would never get out of it.” Tr. 845. Moreover, Wisler testified that the market analysis confirmed the analysis that Duff &Phelps had performed for the June 18 board meeting. Tr. 848. Wisler explained that is one of the very reasons why a market analysis is done: to confirm and validate valuations reached through the use of the comparable company/comparable transaction and DCF methods. PX822, Ex. 3 at 21. Since all three analyses yielded negative equity values in a narrow range, Wisler’s confidence in his opinion was bolstered. Tr. 848.

               Resnick initially sought to rationalize his failure by contending that he “did not do a market analysis, because we were asked to evaluate the analysis Wisler did on June 18th, and he didn’t have a market analysis in his June 18th presentation.” Tr. 1752. But Resnick, of course, had to acknowledge that he submitted a rebuttal to the Wisler August 1 report that included a market-based valuation, and that in his rebuttal report, Resnick chose only to criticize the validity of whether to rely on a market analysis, not Wisler’s calculations. Tr. 1752. Resnick argued that the case law was wrong because the market analysis approach is not “the most appropriate and credible way to determine long-term value.” Tr. 1750. He also claimed that Iridium was distinguishable because it dealt with a “very different set of circumstances and issues than what we’re discussing here.” Tr. 1751. On the latter point, Resnick is simply wrong.7

               Resnick then argued that Wisler failed to consider “confounding factors,” in particular “the possibility that such negative statements [in this lawsuit] by sophisticated insiders [Hexion and Apollo] could have a material adverse impact on the investment community’s per-

7 In Iridium, a fraudulent conveyance case, the court was asked to determine whether Iridium was insolvent or had unreasonably small capital during the four-year period prior to commencement of the bankruptcy case. Iridium, 373 B.R. at 290. In analyzing valuation, the Committee of Unsecured Creditors (“Committee”) argued that the market data was “manifestly unreliable” and, instead, asked the court to accept the conclusions of the expert witnesses who had performed a DCF analysis using cash flow projections. Id. at 292. Rejecting this argument, the court found that “as a result of not confronting the valuations” and of “dismissing the market data as inapplicable to their analysis,” the Committee’s experts “did not testify convincingly regarding all of the evidence that the Court needed to evaluate and, in the process, diminished the usefulness and credibility of their opinions.” Id. at 293.

ceptions (and misperceptions) regarding [Huntsman’s] business prospects.” PX735 at 9; Tr. 1749. But Wisler did consider these factors and concluded that Huntsman’s stock price likely was inflated by the prospect of a deal. PX739 at 12 n.7.8 The market price thus establishes that the combined company would have negative equity value of approximately $2 billion. The conclusion that the combined company would fail the balance sheet test is unchanged even if somehow the $416 million backstop were added to Huntsman’s balance sheet. See also Point II, infra.

3.      The combined company fails the balance sheet test using the comparable company/comparable transaction methods.

               Apart from market analysis, in computing asset value for the balance sheet test, both parties’ experts used three valuation methods: the comparable public companies method and the comparable public transactions method, which were viewed together, and the discounted cash flow (DCF) method. PX824 at 21-24 (Resnick Report); PX1028 at 22-28 (Duff & Phelps Report). Resnick’s valuation range was wildly divergent, ranging from $12.3 billion at the low end (using public company and transaction multiples) to $18.466 billion at the high end (based on DCF). PX824 at 25. As Wisler noted, this wide disparity should have caused Resnick to rethink the validity of his conclusions. PX739 at 17-18. But Resnick just proceeded to average his three values (giving 50% weight to the value he derived based on DCF). PX824 at 25.

               But there were two more problems with Resnick’s approach. First, Resnick used stale numbers. The comparable company methodology starts with EBITDA for the last twelve months. In his August 15 report, Resnick’s “last twelve months” ended on March 31, 2008, even though he knew that Huntsman had reported its (disappointing) second quarter results and Hex-

8 Wisler’s conclusion was corroborated by the Merrill Lynch “stock bridge,” which concluded that Huntsman’s stock price indeed is trading at an inflated multiple and that on an unaffected basis, Huntsman stock would be trading in the high single digits to low double digits. Tr. 1750; PX638 at ML95500; Tr. 649 (Ramsey); PX629 at YCST0016 (minutes of June 26, 2008 Huntsman board meeting).

ion had issued its second quarter results prior to August 15. Tr. 1727.9 By using stale numbers instead of Huntsman’s actual LTM results of $1.353 billion inclusive of the Q2 2008 announced results, Resnick inflated his comparable company valuation by $448 million.10 Because he used stale numbers, Resnick similarly inflated his comparable transaction valuation by $640 million. PX735 at 18; Tr. 1726-30.

               Resnick also inflated his comparable transaction analysis by $1.1 billion by using what he called an “adjusted method.” Under that method, Resnick took Huntsman’s 2009 estimated earnings for the combined company (which included a projection for Huntsman itself that reflected a 31%increase in EBITDA over Huntsman’s most recent projection for 2008 EBITDA), 11 applied the transaction multiple and then discounted it back by his 8.5% weighted average cost of capital. PX735 at 18 (Resnick Rebuttal Report); Tr. 1730 (Resnick); PX699. Resnick would not say that this was a standard valuation technique. Tr. 1733-34. To the contrary, he admitted that the only instances in which his adjusted method has been used is for companies emerging from bankruptcy or undergoing an out-of-court restructuring. Tr. 1733-34. And while Resnick said he did not know what other valuation professionals had done in conducting their analyses, the fact is that none of Merrill Lynch, Cowen, Valuation Research or Duff &

9  Resnick sought to excuse this bias in his estimates by claiming that all of the comparables that he was using had not issued their earnings reports by August 15. The Court can take judicial notice of the fact that, contrary to Resnick’s trial testimony, all of his comparable companies had filed their 10-Q’s for Q2 2008 prior to August 15.
10 The enterprise value/LTM multiple was one of three bases that Resnick used for his comparable company analysis and one of two multiples that he used for his comparable transaction analysis.
11 See PX667 at 2: $862.82 million of adjusted EBITDA minus unallocated foreign exchange losses of $8.34 million yields $854 million, which is 31% less than the $1.120 billion of adjusted EBITDA Huntsman has forecast for 2009 (PX699 (July 25 forecast at 3). In March 2008, Huntsman changed the way it calculated adjusted EBITDA. Previously, unallocated gains or losses of foreign exchange (FX) were included in adjusted EBITDA; afterwards, FX effects were excluded from adjusted EBITDA, but shown as a separate line item. Therefore, to make apples-to-apples comparisons of Huntsman's adjusted EBITDA forecasts, unallocated FX gains and losses must be included in the adjusted EBITDA figure shown in Huntsman's EBITDA reports from March 2008 onward.

Phelps used an estimate of the next year’s earnings to derive a comparable transaction valuation. PX794 at 5; PX616 at ML92987; PX229 at 29; PX1108 at 17; PX718, Ex. 3 at 28.

               If Resnick had used the same methodology that every other professional used, and thus had used current LTM EBITDA instead of stale numbers, his comparable company/comparable transaction valuation would have resulted in an enterprise value of $11.445 billion. This would have yielded an equity value under the public company/transaction method of negative $251 million using Resnick’s $3.4 billion synergies estimate, or, negative $1.847 billion correctly using Wisler’s $1.8 billion synergies estimate. PX1531; PX735; Tr. 1730-32 (Res-nick). Thus, if this Court decides to avoid the debate over projections and focus on known facts, the combined entity is insolvent according to Resnick’s figures (corrected so as to apply standard methodology) and Wisler’s figures.12

               The multiples from Dow's recent acquisition of Rohm & Haas confirm that the Hexion/Huntsman combined company would be insolvent. Resnick considered the transaction to be the best comparable transaction and presented a demonstrative which used an enterprise value/LTM EBITDA multiple for the Rohm & Haas transaction (12.4 times) and applied it to the combined company LTM EBITDA. Tr. 1735; DX3008. As Resnick conceded on cross however, Rohm & Haas has an EBITDA margin of 16.5%, much higher than the combined company margin of 9.1%; and Rohm & Haas has projected 2008 EBITDA growth of 9.6% relative to the combined company growth of minus 6.1% . Tr. 1735; PX1028 at 25. Thus, as Resnick conceded, a haircut to the Rohm & Haas multiple would be warranted in valuing the combined company. Tr. 1735-36. He did not apply one, however.

12  Indeed, simply correcting Resnick’s synergies estimate, the combined entity would be insolvent applying the comparable company/transaction methods using Resnick’s own figures. Adding Wisler’s $1.8 billion in synergies to Resnick’s pre-synergies enterprise value of $12.3 billion, plus $1.4 billion in Resnick’s other assets, results in a total asset value of $15.5 billion. The result is a negative equity value of $900 million. JX713 at 25 (Resnick Report); PX718 at 21 (Wisler Report).

              But the best evidence of the fallacy of Resnick’s analysis comes from the presentation that Dow used when it announced the Rohm & Haas acquisition. PX825 at 22. In that presentation, Dow went out of its way to present the post-synergy multiple for the deal at 7.7x precisely, as Resnick admitted, to assure its investors that it was not overpaying. Tr. 1737-38. This multiple is consistent with the valuation multiple for the combined entity, inclusive of synergies, implied by Wisler’s market analysis (7.8x) . PX718, Ex. 5 at 25. Applying the Rohm & Haas multiple adjusted for synergies yields a conclusion of insolvency, as Resnick conceded, even if one uses an annual synergies estimate as high as $250 to $450 million. Tr. 1736-39; PX815.13

4.      Wisler’s DCF analysis, including the projections it is based on, is reliable, and Resnick’s DCF analysis, including the projections it is based on, is not.

              Projections, particularly long-term projections, are inherently uncertain. Hurricane Ike, which immediately post-trial forced Huntsman to declare force majeure at various of its plants illustrate short-term unpredictability. “Huntsman Declares ‘Force Majeure’ on Selected Products As A Result of Hurricane Ike,” Sept. 17, 2008 available at www.huntsman.com/engl/ News/News/Index.cfm?PageID=7379. The lack of long-term predictability is illustrated by what has happened in the year since this deal was signed. No one — not Huntsman, Hexion, Apollo or the banks — predicted anything close to the problems that Huntsman has experienced. If they had, they never would have done this deal. Thus, we respectfully submit that the Court should be wary about Huntsman’s invitation to conclude that the banks would be unreasonable if they rejected a DCF valuation based on long-term projections of a turnaround that will begin in earnest some time next year as the basis for making a $15.4 billion loan to a company with a ratio of

13  Using the pre-synergy multiple of 7.8x from the just announced acquisition of Ciba by BASF also results in insolvency. PX1125 at 6.

debt to actual EBITDA of 11.2. PX666. This is so without even considering the special nature of those projections, discussed below.

a.      Huntsman’s projections are unreliable on their face.

               The trial record establishes that the methods Huntsman used to develop the projections relied on by Resnick are particularly unreliable. The first obvious sign is the extent to which the DCF valuation derived from those multiples diverges from the valuation Resnick derived the comparable company and comparable transaction methods. PX824 at 25. Moreover, if Resnick’s DCF analysis based on Huntsman’s projections is to be believed, it would imply a stand-alone market value for Huntsman of approximately $32-$38 per share. PX739 at 34 (Wisler Rebuttal Report); Tr. 851, 853 (Wisler). This is approximately triple Huntsman’s current market price of $10.88 (9/19/08 close). Indeed, Resnick’s current DCF-based valuation is well in excess of the $20.05 to $25.12 per share DCF value that Merrill Lynch derived in July 2007. PX794 at 22. Since Huntsman’s revised July 2008 projections are lower than those projected in June 2007, the DCF value today should be lower today, not higher. Indeed, if Huntsman really believed in Resnick’s DCF valuation, the company would be better off staying independent.

               There is further reason to reject Resnick’s DCF valuation. Although Resnick acknowledged that there is a risk of upward bias in management’s July 25 projections, he relied upon them without making any downward adjustment to the projections or to his discount rate. Tr. 1743-44 (Resnick). Such reliance is highly suspect, especially in light of Esplin’s testimony that Huntsman uses a “50/50” forecasting methodology, meaning that there is only a 50 percent chance of making their projections and a 50 percent chance of missing them on the low side. Tr. 1611-12 (Esplin); Esplin Dep. 32-33, 153-54, 413. As Wisler testified, 50/50 projections are “an inappropriate data point to use for purposes of a solvency analysis.” Tr. 853-54.

               One more reason to reject Resnick’s DCF analysis is that Huntsman’s ordinary course of business forecasts have proved to be consistently unreliable. In reality, Huntsman has not come close to meeting its projections 50 percent of the time. Huntsman has missed its budget in four of the past five years; for continuing operations only, Huntsman has missed in three of the past five years and will miss in 2008. PX716 at HUN-PP000237. Huntsman has missed its annual budgeted EBITDA by more than 12% in each of the last two years. PX716 at HUN-PP000237; Tr. 1612-13 (Esplin); Tr. 1745-46 (Resnick).14 And Huntsman management now expects to miss the 2008 budget of $1.188 billion by more than 28% (even before factoring in the impact of Hurricanes Ike and Gustav).15 As Huntsman director Shoemaker acknowledged: “we’ve had some – some bad projections.” Shoemaker Dep. 23. Huntsman director Evans said it was only possible that Huntsman would make its July 2008 projections. She could not say that Huntsman’s projections were reasonable. Evans Dep. 233.16

               There is every reason to expect that Huntsman’s forecasts for out years will be more unreliable than they have been in the past. The Huntsman projections for 2009 and 2010 are far in excess of Street forecasts. PX739 at 43 Fig. 4.3 -9 (Wisler Rebuttal Report). As of July, Huntsman is projecting an increase of 31% in EBITDA in 2009 over its current 2008 EBITDA projection (($1,120 million/$854 million) – 1), and 22.5% in 2010 over 2009 (($1,372 million/$1,120 million) – 1). PX699 at 1, 3; PX667 at 2. The Street is projecting an increase of 8.4% in EBITDA in 2009 (($904 million/$834 million) -1) and 2.8% in 2010 over 2009 (($929 million/$904 million) -1) . PX1109 at 1-2. Moreover, in absolute terms, Huntsman’s estimate of

14  For 2006, Huntsman budgeted EBITDA from continuing operations of $1.092 billion but actually made only $958 million (12.3% off). PX716 at HUN-PP000237. For 2007, Huntsman budgeted $1.084 billion but made $925 million (14.7% off). Id.
15  Current management estimate is $854 million (2008 estimated adjusted EBITDA of $862.82 million minus unallocated FX losses of $8.34 million) (PX667 at 2).
16  Just consider Huntsman’s projections for 2008 from the time of the Merger Agreement in July 2007: they were revised from $1.289 billion (signing), PX112 at HUN360351 to $1.188 billion (December budget), PX339 at 2, to $1.128 billion (January reforecast), PX348 at 2, to $1.096 billion (February reforecast), PX361 at 2, to $1.059 billion (March reforecast), PX386 at 2. to $994 million (April reforecast), PX411 at 2, to $890 million (May reforecast), PX466 at 2, to $869 million (June reforecast), PX563 at 2, to $854 million (July reforecast), PX655 at 2 (March through July reforecasts adjusted by adding unallocated foreign exchange effect to adjusted EBITDA).

EBITDA for 2009 ($1.12 billion) is $216 million higher than the Street’s $904 million estimate (24% more optimistic), and for 2010 ($1.372 billion) are $443 million higher than the Street’s $929 million estimate (48% more optimistic). Compare PX699 at 1 (Huntsman), with PX1109 at 1, 2 (Street). Management projections that so greatly diverge from Street forecasts should not be accepted. 17

b.      The manner in which Huntsman prepared its July
         25 projections also undercuts their reliability.

               The July 25 projections were admittedly prepared for purposes of this litigation. Tr. 1610-11 (Esplin); Esplin Dep. 28, 46, 406, 410. The back and forth with divisional personnel was largely in the form of oral conversations. The email correspondence record has been withheld as privileged (counsel was apparently copied on communications with divisional management to provide the predicate for a privilege claim). Tr. 1607-08 (Esplin); Esplin Dep. 411, 414-15. Between July 1 and July 25, EBITDA numbers for the current and next year (2008 and 2009) were lowered (a tacit recognition of the current weakness in results), but the forecasts for the “out” years 2010-2013 were increased. Tr. 1610 (Esplin); PX666; PX699; PX1515.

               These pie-in-the-sky projections take no account of what is happening in the real world, at Huntsman or generally. Esplin testified that in the face of $145 per barrel oil, Huntsman has not been able to pass price increases through to its customers fast enough, but supposedly will be able to in the future. And now that the price of oil has fallen under $100, “[t]hat is a great thing” not just for the economy but for Huntsman. Tr. 1615-18 (Esplin).

               Esplin acknowledged, however, “the dark lining in the silver cloud” — that one of the reasons for the price of oil coming down is that the economy is slowing. Tr. 1617. That

17  Resnick also inflates his DCF analysis by using a weighted average cost of capital (WACC) of only 8.5% . PX 824, App. D. As Wisler explained, Resnick's WACC is unreasonably low (PX 739, at 39-41), which is clearly demonstrated by the fact that it is significantly less than the WACC used by Huntsman's own financial advisors in valuations prepared prior to the litigation. See PX 227 at HUN12239 (Merrill used a WACC range of 9.5% to 10.5%); and PX 229, at COWEN 1873 (Cowen used a WACC range of 11% to 12%).

means less demand for Huntsman’s products. That also means that Huntsman’s sophisticated customers will want price reductions that will squeeze Huntsman on its margins. Yet Huntsman confidently predicts EBITDA to rise sharply by 31% in 200918 and EBITDA margins to rise from 7.6% to 9.7% . PX968 at 35. These projections make no sense in a slowing economy. Anyone who reads the newspapers — certainly any bank loaning billions of dollars — will find these projections unreliable in the extreme. And, in fact, Credit Suisse properly did. PX 968 at 18.

c.      The projections relied upon by Duff & Phelps for its
         DCF analysis are reasonable.

              The Hexion projections on which Duff relied are sensible and reliable.19 Hexion and Huntsman currently diverge by only $37 million (less than 5%) on their projections of Huntsman’s 2008 EBITDA. Hexion’s current model, on which Wisler relied in his August 1 expert report, projects Huntsman’s 2008 EBITDA at $817 million, as compared to $854 million in Huntsman’s most recent forecast. PX973; PX667 at 2. Thus, the primary difference as far as projections are concerned lies in projected increases in EBITDA for 2009 and thereafter. Compare PX699 (Huntsman July 25 forecast), with PX973 (Hexion July 30 projections).20

18 Based on 2008 estimated adjusted EBITDA of $854 million ($862.82 million of adjusted EBITDA minus unallocated FX losses of $8.34 million) (PX667 at 2) and 2009 estimated adjusted EBITDA of $1.120 billion (PX699 at 3).
19 There is no substantial issue with respect to Apollo/Hexion’s projections for Hexion’s own performance; Huntsman has not proffered its own projections of Hexion’s EBITDA and Resnick relies on Hexion management projections. PX824 at 21 (Resnick Report); PX735 at 4 (Resnick Rebuttal Report).
20 At trial, Esplin sought to discredit the Hexion model by claiming that it improperly drained cash from the enterprise by overestimating the amount of working capital that would be necessary to support accounts receivable. The underlying premise of Esplin’s claim was that “Days Sales Outstanding” were higher in the Hexion model than the Huntsman model. Esplin’s assertion rested on the assumption that Huntsman and Hexion calculate Days Sales Outstanding in the same manner, something that he admitted he did not know first-hand. Tr. 1629-31 (Esplin). They do not. Regardless of the calculation, in the end what matters is the cash outflow from working capital. Hexion projects a working capital cash outflow for Huntsman of $258 million ($16+$13+$57+$73+$61+$38) over the projection period in the model (Q4 2008 and 2009-2013) vs. a cash outflow from working capital of $471 million ($73 - $20 + $78 + $112 + $116 +

(footnote continued)

               Hexion and Apollo followed a sensible approach to the out years in which they revised their projections downward to account for declining actual results in 2008. Tr. 160-61 (Carter); Tr. 190 (Carter); Tr. 276 (Zaken). The growth rates in the models remained fairly consistent, although keyed off of a lower 2008 starting point. The compound annual growth rate (“CAGR”) for Huntsman EBITDA for the period ending 2013 (relative to a base of 2008 estimated earnings) in the June 13 model provided to Duff & Phelps for purposes of its June 18 opinion was 6%, and for the July 30 model provided for purposes of Duff’s August 1 report was 6.2% . PX918 at WISL1042; PX973 at ROSE0035. This is consistent with the compound annual growth rate assumed for the same period in the Hexion model at the time the deal was negotiated of 5.6% . JX783 at DUFF79580. 21 Huntsman, by contrast, now projects huge increases off the 2008 base, including increases of 31% and 22.5% in 2009 and 2010, respectively.22 Huntsman’s most current projections reflect a 2008-2013 EBITDA compound annual growth rate of 14%. 23 PX667 at 2; PX699 at 1.

               As further discussed in Point IV below, Duff and Phelps did not simply accept the Hexion model. Wisler testified: “We have to go in and sort of tear apart the model, make sure we understand, really, how it operates, the underlying assumptions. Basically I would character-

(footnote continued)

$112) in Huntsman’s projections. Compare PX883 at 4, with PX699 at 6. In short, the working capital cash outflow is less in Hexion’s model and thus certainly not unreasonable.
21   The model at signing projected $1.009 billion in Huntsman EBITDA in 2008 and $1.326 billion in 2013. JX783 at DUFF79580. Although the compound annual growth rate for that period is not shown in the model, it has been computed using the standard formula for compound annual growth rate equal to ending value/beginning value raised to the power of (1/number of years) minus 1.
22   Based on 2008 estimated adjusted EBITDA of $854 million ($862.82 million of adjusted EBITDA minus unallocated FX losses of $8.34 million) (PX667 at 2), $1.120 billion in 2009 (PX699 at 3) and $1.372 billion in 2010 (PX699 at 3).
23  Five-year CAGR based on 2008 estimated adjusted EBITDA of $854 million ($862.82 million of adjusted EBITDA minus unallocated FX losses of $8.34 million) (PX667 at 2) and $1.644 billion in 2013 (PX699 at 3).

ize it as a line item review.” Tr. 816. Based on this review, Duff & Phelps concluded that it was reasonable to rely on the model that is was provided. Tr. 952 (Wisler).24

               Duff also constructed upside cases to stress-test its insolvency conclusion. Specifically, Duff: (a) increased working capital efficiency for the Huntsman businesses; (b) increased projected synergies from $250 to $350 million per year; and (c) increased projected EBITDA by $125 million per year. PX718 at 37 (Wisler Report). Duff’s insolvency conclusion did not change in any scenario. Tr. 839-42; PX1511. Indeed, Wisler tested what would happen if all three positive changes came to pass simultaneously and still concluded that the combined company would be insolvent. Tr. 842. Thus, Duff’s conclusions do not rely on blanket acceptance of the Hexion model.25

24  At trial, Huntsman suggested that the entire Duff & Phelps process was essentially corrupted because Wisler was not provided with the models used by Apollo at its May 9 meeting. But as the evidence at trial showed, Hexion and Apollo received additional material information about Huntsman and Hexion after May 9, including the April flash report, that resulted in downward revisions of the Huntsman projections. Tr. 160-61, 190 (Carter), 276 (Zaken). There is no sinister inference to be drawn from the fact that the models were refined as new information became available and that Wisler was provided with the current model as opposed to ones that were out of date and incomplete. Moreover, as Wisler testified, after reviewing the May 9 models, he concluded that they did not change his opinion that the combined company would be insolvent. Tr. 955.

25  Before trial, Huntsman argued that Hexion had prepared a “recession case” scenario, which showed that plaintiffs contemplated actions that could be taken in the event the combined entity encountered “down times.” Huntsman Pre-Trial Br. at 44; DX2486. But the current situation facing Huntsman is far worse in every respect than the pre-signing recession case. The recession case had a full $1 billion of revolver availability at closing; the June 18 model had only $439 million of the revolver left at closing. PX1501. Even without taking into account that funding gap, the June 18 model has nearly a billion dollars more net debt than the recession case. And, based on LTM EBITDA, the combined company would now have $279 million less EBITDA to support that much higher debt level. Tr. 33-36 (Morrison); PX1501 ($1.67 billion minus $1.391 billion). As Morrison testified, the outlook for the combined company now is thus “obviously far worse” than the “worst case scenario we had imagined.” Tr. 36. In short: “This would be . . . an insolvent company.” Tr. 36.

B.      The combined company will not be able to pay its debts
          as they come due in the ordinary course.

               The ability to pay test, also known as the cash flow test, focuses on whether the combined entity will be able to meet its debts as they mature. In conducting this analysis, Duff used the deal model that Hexion provided and assessed whether the combined company (on a pro forma basis) could address the payment of its liabilities, taking into account the ability of the combined company to produce free cash flow and other mechanisms it may use (such as asset sales and access to the capital markets) to address the payment of its liabilities. Tr. 835-36 (Wisler). Duff concluded that the combined company failed the test. In the first quarter of 2009, the combined company’s revolver availability would go to negative $69 million.26 Tr. 836-37; PX1028 at 34. This negative revolver availability means that the combined company would run out of cash.

               Duff assumed away the funding gap without incurrence of any liabilities. Nonetheless, Resnick claims there is a surplus at closing of $124 million, to which he adds the $416 million which is the subject of the backstop proposal. Tr. 1713-14; PX735 at 40. Thus, he would add $540 million to Wisler’s cash flow model (plus saved interest). The short answer is that the 2010 revolver shortfall in Wisler’s model is $747 million, and thus the revolver would be busted that year even if Resnick’s surplus claims were credited. PX1028 at 34.27

               But even if Huntsman’s July 25 projections somehow were assumed binding on the banks, Resnick’s figures incorporate Huntsman’s unrealistic synergy assumptions and would have to be adjusted accordingly. Then consideration would have to be given to a realistic down-

26  The Q109 revolver shortfall rises to $125 million in Wisler’s August 1 report and the 2010 shortfall rises to $830 million. PX718, Ex. 5 at 19.
27  As shown in Point II, it is incorrect to assume that the combined company would have $540 million of incremental liquidity. Adding the $416 million (which assumesthe proposal is implemented) to the $958 million funding gap assumed away (without liability) by Wisler still leaves a funding gap of $542 million, and thus Huntsman must be right on disputed amounts in that amount in order to add even a single dollar to the Duff ability to pay analysis.

side case. As Wisler testified, “[a] downside case is a standard feature of the solvency analysis [T]he provider certainly wants to have a high degree of confidence that [the business] is solvent.” Tr. 802. In order to attain that degree of confidence, the deal model has to be stressed to make sure that “in a reasonable downside set of operating stresses or scenarios” the business would still pass all three tests for solvency. Tr. 802 (Wisler). At trial, Resnick was reluctant to describe his “sensitivity” analysis as the type of “downside” test that is required to be performed before a solvency certificate can be issued. Tr. 1772-73. Resnick’s reluctance to label his “sensitivity analysis” as the sort of downside case that is typically conducted in the field was understandable. Resnick’s August 1 “sensitivity analysis” included projections of unlevered free cash flow for 2009 — a year that Resnick admitted to be critical (see Tr. 1755) — that were actually $2 million higher than in his August 1 base case and only $19 million lower than in his August 15 base case. Tr. 860-61 (Wisler); PX739 at 58; PX818.

               It is no surprise that Resnick sidestepped the question at trial, “Sir, do you know if there’s a bank in the world that would run a downside that showed a 1.5% decline in cash flow in the first year of the downside?” Tr. 1773. Deutsche Bank’s analysis supplies the answer. When it originated the loan, Deutsche Bank ran a downside case in which it reduced free cash flow available for debt service by at least 24%. PX1107; PX1527. Wisler testified that in a true downside case Duff would assume a reduction in EBITDA and free cash flow by 20 to 25% from the base case. Tr. 861. The Court need not perform a reasonable downside case for Resnick. He has not purported to show an ability to pay in a realistic downside case.

C.      The combined company would have unreasonably small capital with which to conduct its business.

               If a firm does not pass the cash flow test, it does not pass the capital adequacy test either. When Hexion structured the financing for the transaction, before litigation was on the horizon, it arranged for $1 billion of unused revolver available at closing and expected that this amount would substantially all be available for each quarter or year end thereafter. Zaken Dep.

93-94; JX785 at 5. As Wisler explained, “the revolver provides operational cushion to the management team” and, thus, to provide a solvency opinion Duff would “need to see” 100 percent revolver or a significant portion of the revolver available post-closing. Tr. 822-23 (Wisler).

               Donald Stanutz, the Huntsman executive designated to be the COO of the combined company, and a Huntsman executive who is clearly familiar with Huntsman’s capital needs, testified that on a stand-alone basis, $600-650 million of liquidity is an appropriate amount of liquidity for a company of Huntsman’s size. Stanutz Dep. 39. Esplin said that he needed about $500 million of liquidity to run Huntsman. Tr. 1635. On a stand-alone basis, Hex-ion sets $450 million of liquidity as its cushion. Tr. 971-72 (Morrison). Witnesses from both sides agree that the combined entity would need more than Huntsman standing alone would need. Tr. 148-49 (Carter) (combined company would need $1 billion revolver; the two companies have $500 million intra-quarter liquidity swings); Tr. 1770 (Resnick).

               Resnick declined to opine how much liquidity was enough; but he did testify that he believed that revolver availability as low as $400 million in two of the five quarters through December 31, 2009, would be sufficient. Tr. 1766, 1771-72 (Resnick). Resnick did no actual study to confirm this; he based his opinion on conversations with Esplin, who assured him that because Huntsman had done it before, the combined company could do it again. But as Resnick acknowledged at trial, the “time before” that Esplin was referring to was the period when Huntsman was undergoing an out-of-court reorganization. Tr. 1767-68 (Resnick).

               As his first fallback position, Resnick claimed that Duff should have included a funding surplus of $124 million (as he found it in his report) plus $416 million (from the backstop proposal), a total upwards adjustment of $540 million. Tr. 1713-14; 1771-72; PX735 at 40. The short answer is that, even adding the $540 million of liquidity and assuming no funding gap, while the revolver availability would start out at close to $1 billion at closing ($439 million plus $540 million), the $1 billion would be substantially wiped out by a net $948 million draw between closing and the end of the third quarter of 2009. PX718, Ex. 5 at 19. Even Resnick could not say that the combined company could be run on a $50 million revolver. In any reasonable downside case, things would only be worse.

               As his second fallback position, Resnick displayed a list of “opportunities” that could be pursued to increase the capital of the combined entity. Tr. 1768-69. But this was a list with no substance. Prominent on Resnick’s list of “opportunities” was a suggestion that the combined company could sell assets to gain liquidity. Resnick readily agreed on cross-examination, however, that the combined company would not be able to realize a price equal to an 11.2 after-tax multiple on any asset sales. As Resnick admitted, since the combined company would be leveraged at 11.2 times EBITDA at the start, if the combined company was able to sell assets, the result would be to increase leverage. Tr. 1724-25; 1768-69. And because it was already so highly leveraged, the combined company would not have access to the capital markets. Tr. 837-38 (Wisler); PX739 at 55 (Wisler 8/15 Report).

D.      Credit Suisse’s analysis confirms that the combined company would be insolvent.

               Credit Suisse decided that, for its own independent business reasons, it needed to perform a solvency analysis so that it could assess for itself whether the combined company would be solvent. Tr. 728-29 (Price). Price and his team performed their analyses using the same three solvency tests applied by Duff, using similar methods. Tr. 727-28; 734-42 (Price). CS conducted two solvency analyses: the first analysis (on which CS began to work in mid-July) was completed August 1. PX982. The second, dated September 5, was conducted after CS received Huntsman’s July 25 projections and had heard presentations from each of Hexion and Huntsman concerning those projections. PX968.28 Both analyses were reviewed by a committee

28  Huntsman suggested at trial that the meeting with the banks and Esplin on August 25 was a setup. It was not. Huntsman had a contractual obligation to provide current financial information to the banks, and was therefore obliged to make the presentation. JX1 at § 5.13(b) . Huntsman was well aware before August 1 that Credit Suisse had conducted its own solvency analysis and that this had resulted in the August 1 Credit Suisse report. This was an opportunity for

(footnote continued)

of senior CS bankers representing several banking disciplines, including leveraged lending, mergers and acquisitions, risk assessment, restructuring/reorganization, and investment banking. Each of the two reports was adopted by CS after review and comment by this committee. Tr. 729-33 (Price).

               Both the August 1 and September 5 reports conclude that the combined company would be clearly insolvent by large margins under all three tests. PX982; PX968. What is most notable about the CS work is that its September 5 report analyzed solvency on the assumption that the Huntsman management projections as presented on August 25 were the proper projections to use. The results were clear — even on Huntsman management’s own, post-litigation projections, the combined company fails all three tests:

               Balance sheet: Using the comparable companies trading approach, and accepting Huntsman management’s projection of $1.142 billion for 2009, CS calculated a range of equity value of between negative $2.929 billion and negative $5.604 billion. PX968 at 19. Under comparable acquisitions, the negative equity value is between negative $4.022 billion and negative $5.353 billion. Using DCF, the range is from positive $1.408 billion to negative $2.319 billion.

               Ability to service debt: Using the Huntsman projections, under the Apollo structure, the combined company has a barely positive revolver availability ($101 million), and a deficit of nearly $857 million factoring in the funding gap. Id. Under the CS structure, the liquidity shortfall is larger. Id.

               Capital adequacy: Using the Huntsman projections, under the Hexion capital structure, there is a negative revolver balance of $499 million. Using the CS capital structure, the excess revolver draw is $200 million. Id.

(footnote continued)
Esplin to attempt to convince Credit Suisse and Deutsche Bank that Huntsman's new projections were reliable.

               CS also concluded, however, that Huntsman’s July 25 projections were not reliable. Its observations on this point are instructive and persuasive:

1.  CS noted that the Huntsman projections forecast very sharp improvements in performance that are not credible in light of Huntsman’s recent historical performance and in light of what Huntsman’s peers are projecting. For example, the compound annual growth rate (CAGR) implied by Huntsman’s August projections is about five times the CAGR forecast for comparable chemical companies by independent Wall Street analysts. Tr. 742-43 (Price); PX968 at 18.

2.  CS noted that it had direct experience hearing management presentations from Huntsman on several occasions (both in the prior Huntsman sale process and this sale process), and that “[i]n every case, the actual performance [] dramatically disappointed versus the forecast performance, on the order of up to 25 to 33 percent off.” Tr. 743-44 (Price).

3.  CS noted that Wall Street analysts were forecasting 2009 EBITDA for Huntsman of only $900 million (compared to $1.12 billion). Tr. 744 (Price).

4.  CS had asked questions of Huntsman management concerning the assumptions embedded in the management numbers that there would be dramatic turnarounds in Pigments and Textile Effects. CS concluded that the explanations CS had received were “speculative and relied on a number of restructuring events to occur, which had not yet been put in place.” Tr. 744-45 (Price).

5.  CS observed that Huntsman had provided a forecast in June 2007 to CS projecting net debt being reduced to slightly over $3 billion by this time in 2008. Instead, despite receipt of asset sale proceeds, the net debt at Huntsman is $4.3 billion.  Tr. 745 (Price).

               In light of everything CS had done to analyze the potential solvency of the combined company, Price testified that there was nothing “plausible” he could think of that might change CS’s view as to solvency in the very near future. Tr. 747 (Price). Huntsman left the substance of Price’s testimony and CS’s solvency work untouched at trial. Huntsman’s only attack on the solvency analysis was to point out that CS has an economic interest in avoiding a massive loss. That is undoubtedly true: the banks have a legitimate interest in not funding into a $15.4 billion bankruptcy.

E.      Huntsman’s letter suggesting that American Appraisal might be willing to provide a solvency certificate at some future date is entitled to no evidentiary weight.

               On the last day of trial, Huntsman introduced an 8-K attaching a September 12, 2008, letter to Hexion stating that Huntsman’s counsel had retained American Appraisal as a consultant on July 14, that on September 5 Huntsman had asked if American Appraisal could provide a solvency opinion and that “last night” (i.e., September 11) American Appraisal informed Huntsman that “if [Huntsman] engages them,” and “assuming no material change between now and the effective date of its opinion,” American Appraisal “would issue” a written solvency opinion assuming that the Court concludes that Huntsman has not suffered an MAE and “assuming no material change between now and the effective date of its opinion.” Tr. 1562-64; DX3054.29 This twelfth hour, hearsay assertion that American Appraisal would, “if” engaged, render a solvency opinion is entitled to no weight. No analysis whatsoever has been submitted from American Appraisal. And, of course, no one from American Appraisal has taken the stand.

               Huntsman’s belated disclosure should also be ignored because Huntsman concealed the existence of any communications with that firm. Repeated questions at deposition of Peter Huntsman and Esplin were met with answers — without any privilege objection — denying that Huntsman had taken any steps to obtain a third party to provide a solvency certificate. These answers were plainly not accurate. Huntsman Dep. 410-11; 417; Esplin Dep. 677.

II.         THE MERGER CANNOT CLOSE.

               As shown below, the evidence also established that is a substantial funding gap, even if the Court were to assume that the banks were prepared to provide the financing set forth in the Commitment Letter. The impact of these facts under the Merger Agreement is clear. Ab-

29The assumption of “no material change” between September 11 and October 2 is quite significant in light of the subsequent hurricane, Huntsman plant shutdowns, force majeure and the most recent upheavals in the credit markets.

sent an MAE, the failure of the financing to be available at closing triggers Huntsman’s right to receive $325 million and no more.

A.      The requisite bank financing will not be available.

              The evidence at trial established that Credit Suisse analyzed the combined company’s solvency using both Hexion’s projections and using Huntsman’s July 25 projectionsand concluded that the combined company would not be solvent. PX968 at 2. While Credit Suisse acknowledges that the final decision would be made as of the time of a closing, given the size of the solvency failure and the short amount of time remaining before any closing, Price testified that it was simply not “plausible” to imagine a turnaround in Huntsman’s business and prospects that would change the result of Credit Suisse’s analyses. Tr. 747. There is no evidence that Deutsche Bank has come to a view one way or the other on solvency. However, it is undisputed that Deutsche Bank will consider the substance, and not simply the facial content, of a solvency certificate if one is presented to it. Cunningham Dep. 135-36. And in any event, if Credit Suisse does not fund, neither will Deutsche Bank. Cunningham Dep. 127.

B.      Even if the bank financing were available, there is a funding gap that prevents a closing.

              Even if this Court were to assume full funding under the Commitment Letter, a funding gap would prevent consummation. The amount of this gap was calculated in Wisler’s August 1 report to be $958 million. PX718, Ex. 5 at 10. At trial, Huntsman advanced several theories as to why this funding gap either does not exist or should be disregarded by the Court. Each is meritless.

1.      The argument that Apollo or Hexion must make
         up any funding gap with equity is without substance.

              Huntsman’s own SEC filings are clear: “Apollo Management, L.P., is not obligated to contribute additional equity to us or Hexion in order to consummate the Merger.” PX5 at 37. Also as discussed in Point IV below, both the plain meaning and the extrinsic evidence confirm this: Apollo and Hexion rejected Huntsman’s request, in negotiation, for equity financ-

ing, and a similar request for a sponsor guarantee. The only provision in the Merger Agreement is for “Financing” and “Alternate Financing”, as defined. JX1 at 48-49 (§ 5.12) . Neither of these requires Hexion to seek or Apollo to provide an equity infusion to fill a funding gap. Nor does the Commitment Letter with the banks provide for an equity contribution; otherwise an equity commitment letter would have been executed. Tr. 396 (Zaken); Tr. 724-25 (Price); Tr. 403-04 (Nussbaum).

2.       The CVR and “backstop” proposals are insufficient to fill the funding gap and are irrelevant for purposes of solvency.

               Just prior to trial, a number of hedge funds floated a proposal that they had previously discussed with the Huntsman family providing that these shareholders would receive the full merger consideration but immediately return a small portion of it to the company in exchange for a “contingent value right” (CVR) security with rights to repayment under certain circumstances. DX2385. Only $245 million was “committed” to this proposal, and even this “commitment” was highly conditional (e.g., on another $255 million being committed). Tr. 289 (Zaken); DX2385. But even if the securities are what Huntsman described them to be –– essentially an interest-free shareholder loan to the combined company30 –– the CVR proposal neither came close to filling the funding gap nor, even more important, solved the post-closing solvency issues plaintiffs had identified. This is because the CVRs would add no cash or assets to the combined company; any benefit from the CVRs would “come in at the closing table” and “would go right back out” to cover a portion of the funding gap. Tr. 872-73 (Wisler). The CVRs would

30  While Huntsman characterized the CVRs in this manner, the details are important. The CVR proposal, for example, called for the holders to have rights in bankruptcy pari passu with subordinated debt and contemplated covenants for the benefit of the CVR holders. DX3032. Hexion would also have been required to pay out CVR holders on the occurrence of various events in which Hexion would have no incremental cash, including certain transfers of Hexion stock by Apollo. Id. And the proposal called for Hexion to pay fees and expenses at closing and to provide the shareholders with an indemnity. Id. The CVRs are neither equity nor “free money.”

thus add nothing to the combined company’s liquidity or ability to pay debts as they came due or to have sufficient operating capital. Tr. 219-20 (Carter); Tr. 288-91 (Zaken).

               On the first day of trial, September 8, Huntsman announced publicly in an 8-K filing that the hedge funds and Huntsman family shareholders were proposing (as an alternative, not in addition) a “backstop” financing arrangement whereby they would provide up to $416 million in cash to the combined company. DX3032. This proposal also lacked important information such as whether the funds are to be available at closing or afterwards, and whether the proponents would seek indemnities and fees, as they did with the CVR proposal. Although Hexion responded that it would consent to this proposal if certain significant conditions were met (PX1132), the amount involved is not sufficient to close the funding gap. Because the $416 million, if available, would be swallowed by the funding gap, it would not improve the combined entity’s post-closing solvency. Tr. 291-92 (Zaken).

               Moreover, the Duff & Phelps and Credit Suisse solvency analyses both conclude the combined entity would be insolvent on the assumption that the funding gap is filled at no cost to the combined company. Tr. 820-21 (Wisler) (“[W]e simply assumed that equity of some form or a costless or nonliability-creating form of financing came in to fill that funding deficit.”); Tr. 740-42 (Price).31

3.      Huntsman’s attacks on specific elements of
         the funding gap are without merit.

               Even if there are no additional sources of capital, Huntsman claims that there is no funding gap. While Resnick calculates a funding surplus of $124 million, it is worth noting this is a margin (well under 1% of his estimated enterprise value) that leaves no room for error.

31  If the Court were to reject so many closing expense items that substantial cash remained after closing from the $416 million, there would be modest improvement in the combined company’s short-term liquidity. For the reasons set forth in this Point, however, it is difficult to see how the funding gap could be reduced to the point where there would be cash left over from the $416 million to fund ongoing expenses at the combined company. See Point II.B.

Tr. 1663, 1678 (Resnick). Indeed, while Resnick originally found a $209 million funding surplus in his original report dated August 1, 2008 (PX824 at 9), the Huntsman buyout model dated July 1, 2008 that Esplin used in his presentation to the Huntsman board reflected a $53 million funding deficit. PX666. As discussed below, the funding gap is significantly larger.

a.       Amount of Huntsman debt needing to be refinanced.

               There is a $324 million difference between what Wisler, relying on Hexion estimates, and Resnick, relying on Huntsman’s CFO Esplin, project as the outstanding amount of Huntsman debt needing to be refinanced.

	Refinance HUN Debt	Roll HUN Debt	Total Debt	Net Debt
Resnick	$4.127 billion	$188 million	$4.315 billion	$4.171 billion
Wisler	$4.451 billion	$125 million	$4.576 billion	$4.409 billion

Sources: PX735 at 17; PX718, Ex. 5 at 10; PX792 at 2.

               If Resnick is wrong on this point, there is a funding gap under his own calculations even if the rest of his assumptions on pensions and other items are correct. PX735 at 17. At trial, while Esplin remained optimistic about Huntsman’s ability to reach the lower number provided to Resnick by the end of September, his view was based on “bits and pieces” and relied in significant part on foreign exchange rate movements. Tr. 1589-93. Net debt at the end of August was reported to be $4.266 billion, $95 million higher than the $4.171 billion that Huntsman projects for the end of the third quarter and higher than Esplin suggested at trial. Tr. 1592. Huntsman was expecting net debt to go up by more than $60 million soon after the start of Sep-tember. PX1037 at HUN-100021241 (Huntsman’s daily liquidity report). Moreover, Esplin was counting on a strengthening US dollar in September; the US dollar has actually weakened over the past week. In light of the fact that Huntsman’s current projection for EBITDA for the full year 2008 is $854 million, PX667 at 2, and in light of the fact that many of Huntsman’s facilities are not operational in the wake of Hurricane Ike and that Huntsman has declared force majeure, it is clearly, as Carter concluded, “unlikely” that Huntsman can meet its net debt goal by the end of September or reduce the amount of debt needed to be refinanced to $4.127 billion. Tr. 166.

b.       Proceeds of divestiture.

     Hexion has a contract to sell certain assets for  ■■■■■■■■■ to satisfy antitrust regulators. JX723 at A-5; Tr. 1830-32 (Rich). Resnick originally assumed that the amount of the proceeds would be ■■■■■■. PX824 at 9. But by mid-August, it became clear to Huntsman that the actual sale price would be ■■■■■■■■■. PX731 at 1.32 The remaining question is thus when this cash will be available. Resnick testified the proceeds would or should be available at closing. Tr. 1667-68. The basis for this belief was his understanding of antitrust regulatory procedures, and his observation that simultaneous closings of deals and related divestitures are “typical” and “often” occur on an “essentially simultaneous” basis. Id. Against this, Rich testified that there is a ten-day window after the closing for the divestiture to occur. Tr. 1835-36. Since the closing of the asset sale is contingent on closing of the overall merger, the asset sale is, as Carter testified, “more likely to close after the main deal close[s].” Tr. 165. The buyer of the assets will naturally not want to incur the costs of borrowing funds until its condition has been satisfied and the sale itself is contingent upon consummation of the merger. Tr. 165.33

32  While Huntsman suggested that this litigation itself had the effect of chilling the bidding for the divestiture assets, the proof on this is absolutely to the contrary. Hexion’s advisor, Paul Schneir of KeyBanc, testified that the filing of this lawsuit did not affect the divestiture process. Only some “fringe” bidders expressed anxiety about moving forward with the process after Hex-ion filed suit. Schneir Dep. 48. Potential bidders who dropped out of the process did so for reasons unrelated to this lawsuit. Id. at 261-63, 265-66, 273-74.
33  Were the asset sale to close concurrent with the larger transaction, solvency would not be improved. Post-closing liquidity would be reduced dollar-for-dollar for proceeds received at the time of closing.

c.        Fees and expenses due at closing.

               While Wisler used an $800 million figure for fees and expenses, Resnick’s analysis rejected some of the elements in his analysis and agreed only to $663 million in fees and expenses. PX735 at 40. The undisputed fee/expense items include such things as $294 million in fees to banks and at least $266 million in payments due security holders. Compare JX721, with PX735 at 15-16. Resnick, however, offered no basis for his refusal to credit the detailed buildup of specific expenses contained in JX721. The only item on the original list of expenses that appears to require adjustment is that it has been disclosed to plaintiffs that certain Huntsman advisor fees have in fact already been paid. PX735 at 15. Since the amount of unpaid advisory fees and other expenses has in fact increased substantially since the calculation reflected in JX721 was done, it is clear that the amount of fees and expenses due at closing is very near to the $800 million figure used by Wisler, if not actually above that figure. JX721.

d.        Pension contribution.

               With respect to UK pension matters, Huntsman presented no expert testimony and no substantive criticism of the Punter Southall work at trial. The testimony of Jones of Punter Southall established that:

•  Punter Southall had access to all of the information necessary to conduct its analysis. Tr. 1797-98, 1803. No one tried to influence the result Punter Southall came to and its charge was to come to the right result. Tr. 1789, 1804.

•  Although the clearance process is technically optional, Punter Southall believes it would be extremely unwise for Hexion to close the transaction without going through the clearance process with the UK trustees and the Pensions Regulator. Tr. 1786-87. Both Resnick and Huntsman’s Director of Global Benefits agree that seeking clearance would be “prudent,” Tr. 1811-12; PX824 at 11; Cordingly Dep. 167.

•  There are three possible standards that can be used to calculate funding requirements in the clearance process: the “buyout” standard, the “self-sufficiency” standard, and the “normal” standard. Tr. 1787-88. Punter Southall determined that “self-sufficiency” was the standard most likely to be applied in this case. Tr. 1788-89; 1795-96, 1822-23. Since March 2008 guidance from the Pension Regulator, this standard has been applied to all leveraged transactions in the clearance process. Tr. 1788, 1808-09, 1821.

• Punter Southall did not assume that the entire amount needed for self-sufficiency would be required at closing; rather, it assumed that, consistent with experience in other leveraged transactions, half would be required to be funded at closing, with the other half in equal installments over three years. Tr. 1808-09; PX732 at 23. As calculated by Punter Southall at the time of the June 18 Hexion board meeting, this would mean $195 million due at closing, with three installments of $65 million each to follow. Tr. 1802.

• After Punter Southall gave its June 18 opinion to the Hexion Board, its calculation of the “self-sufficiency” amount required at closing has gone up because equities markets fell, causing pension funding gaps to grow to the point that the regulators would require a $245 million payment at closing. Tr. 1805.

               Huntsman’s claim that “Hexion ignored the advice of its regular consultant” on UK pension matters, PWC, because PWC did not give “the answer Apollo wanted, so it sought advice elsewhere,” Huntsman Pretrial Br. at 35-36, was also refuted at trial. PWC was never asked to, and never did, give any advice as to the probable reaction of UK trustees or pension regulators to the May 2008 deal model. Tr. 1260 (Carter). And Hexion did not use PWC for two reasons: (a) Hexion had doubts about the ability of the U.S.-based PWC employee working on the matter to serve as an expert on this matter; and (b) PWC was representing both Hexion and the Huntsman pension trustees and Hexion believed this would put PWC into an uncomfortable conflict situation. Tr. 1259-60 (Carter); Cordingly Dep. 193 (PWC represented Huntsman trustees on prior transaction).34

34 In fact, as Jones pointed out at trial, all of PWC’s work was made available to Punter South-all, including PWC’s conclusion based on an earlier deal model that payments on the order of $45-50 million would be needed for the clearance process, but Jones did not find the previous work relevant because: (a) PWC did not apply the latest (March 2008) guidance from the UK Pensions Regulator regarding the clearance process for transactions; (b) PWC was not privy to the latest deal model showing the financial condition of the combined companies at the time or merger; (c) PWC’s analysis as of March 31 is dated because the fall-off in equities markets since that time has increased the funding deficit in the Huntsman UK pension plans; and (d) PWC had only done rough calculations rather than a full analysis. Tr. 1791-92.

               With respect to U.S. pension funding, Fiduciary Counselors had been advising Hexion on its dealings with the PBGC since August 2007. Tr. 1252-55, 1494-95; PX1008. Fiduciary Counselors’ June 18 opinion letter to the Hexion Board advised that, in reviewing transactions that it deems have a potential of “long-run loss” with respect to pension plans, the PBGC reviews key transaction documents, including particularly any projections or deal model created by management. JX599 at 1-2. The PBGC then creates a “downside scenario” to stress the model. Id. If the company is not able to meet its pension funding obligations under this downside scenario, the PBGC then analyzes potential recoveries the pension plans may have in bankruptcy and compares those expected recoveries to what the plan could expect to achieve in a pre-transaction termination case. Id. The PBGC may then seek to negotiate further protection for the plans in various forms, or if the PBGC believes that negotiation will not be sufficient, to litigate to terminate the plan. Id.

               In this case, because the May 2008 deal model by itself supports a “long-run loss” argument, the PBGC would not need to create its own downside scenario. Id. at 3. Because the PBGC’s recoveries in a bankruptcy are likely to be significantly compromised, the PBGC is likely to determine that termination of the plans ahead of the closing would be in the best interests of the PBGC and the plans. Id. at 4. The company could negotiate an agreement with the PBGC to avoid this result. Id. However, Fiduciary Counselors advised, given the risk of near-term insolvency, it is likely that the PBGC would require a package of cash and letters of credit in the full underfunded amount of the U.S. plans (approximately $200 million). Id.

               Resnick opined that closing costs relating to pension funding would be zero in both the U.S. and the UK. In his report and at trial, he relied on conversations he said he had with Mark Cordingly, Huntsman’s Director of Global Benefits. PX824 at 9-10; Tr. 1779-80 (Resnick). At his deposition, Resnick testified he relied for his conclusions on the views of Huntsman’s management and Huntsman’s well-regarded actuary, Towers Perrin. Tr. 1718-19.

In fact, as was shown at trial, Huntsman had never consulted Towers Perrin about these pension funding issues. Tr. 1719-20 (Cordingly video).

               Thus, the trial evidence showed that Resnick was misled by Huntsman management into believing that it had consulted with Towers Perrin on the pension issue raised by the Duff & Phelps report. Resnick knew that Duff & Phelps was relying upon written opinions from pension experts. Yet he never asked for, let alone received a written opinion from Towers Perrin. Indeed, he did not bother to speak with anyone at Towers Perrin, a startling oversight from someone who criticized Duff & Phelps for failing to talk to Huntsman management. The only excuse Resnick could come up with at trial was “That was not part of our engagement.” Tr. 1722.

               Cordingly was named on Huntsman’s witness list but dropped during trial. At his deposition, Cordingly testified that he had no experience negotiating with the PBGC, had limited experience dealing with the UK Pensions Regulator, and had only a limited understanding of the process in either country. Cordingly Dep. 82-83, 123-24, 155, 196. In place of Cordingly, Huntsman proffered the trial testimony of John Spencer, formerly a PBGC official. Spencer admitted that he had not conducted any substantive analysis of the transaction under the relevant PBGC guidelines, claiming only to have “thought about those things.” Tr. 1503-05. Indeed, Spencer ultimately conceded that because he had not actually done any financial analysis of either Hexion’s or Huntsman’s financial models, he was in no position to form an opinion as to the likely outcome of negotiations between the PBGC, Hexion and Huntsman. Tr. 1509-10. Accordingly, his testimony was necessarily limited to opining that, in his experience in other transactions where there was no issue as to solvency the PBGC had not required upfront funding of pension liabilities to any significant degree. That experience is simply inapplicable. The upshot of this is that the only substantive evidence on the pension issues establishes that the $390 million estimate included in the Duff model likely understates the liability by $50 million.

III.       HUNTSMAN HAS NOT SHOWN THE ABSENCE OF AN MAE,
            WHICH IS A CONDITION PRECEDENT TO CLOSING.

               Huntsman — which alleges a breach of the obligation to close (Counterclaim ¶¶ 167, 193) — bears the burden of showing the absence of an MAE, which is a condition precedent to closing.35

               Section 6.2(e) establishes as a condition precedent to Hexion’s obligation to close that there “shall not have occurred after the date of this Agreement, any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.” JX1 at 55. “Company Material Adverse Effect” (“MAE”) means “any occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole.” JX1 at 10. As shown at trial, Huntsman’s net debt is on track to be about $1.25 billion more than all parties expected after completion of Huntsman’s asset divestitures, resulting in a significant change in Huntsman’s financial condition. Tr. 1573-77 (Esplin). In addition, Huntsman’s earnings are down significantly from pre-signing levels and the levels that the parties anticipated, reflecting a significant “change” in Huntsman’s “results of operations.” These “changes” to Huntsman’s net debt and earnings have been materially adverse to Huntsman, they have already been durationally significant and they are reasonably expected by Huntsman to continue at least through the end of this year — a period of at least 18 months from signing (if not longer).

               At trial, Huntsman argued that the “change” in Huntsman’s “financial condition” (its increased net debt) and “results of operations” (significant decline in earnings) should be ex-

35 See Hexion Pretrial Br. at 46-47; see also Metro. Life Ins. Co. v. Jacobs, 1 A.2d 603, 606 (Del. 1938); Standard Alliance Indus., Inc. v. Black Clawson Co., 587 F.2d 813, 823 (6th Cir. 1978). The cases cited by Huntsman on burden are inapposite as they addressed allegations by the acquiror of breach of a representation and warranty. For examaple, in IBP, the acquiror alleged a breach of warranty that no MAE had occurred. In re IBP, Inc. S’holders. Litig.,789 A.2d 14, 65 (Del. Ch. 2001); Frontier Oil v. Holly Corp., 2005 WL 1039027, at *34-35 (Del. Ch.).

cused because they are caused by macroeconomic factors such as unprecedented increases in raw material costs and foreign exchange rates. Whatever the merit of these explanations, they are irrelevant. While the MAE definition contains exceptions for “changes” in financial condition and results of operations due to “general economic and financial market conditions” or changes affecting “the chemical industry generally (including changes in commodity prices ),” the exceptions do not apply if and to the extent that the changes have a “disproportionate effect on the Company and its subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry.” JX1 at 10 (§3.1 (a)(ii)).36 As shown at trial, since the signing of the Merger Agreement, the changes in Huntsman’s financial condition and results of operations have been disproportionate as compared to other persons in the chemical industry — which have, on average, reported improvements in financial performance, whereas Huntsman has been down.

               Under the plain language of the Merger Agreement, if Huntsman’s financial condition, business or results of operations have “changed” in a material adverse manner since signing and that “change” has been disproportionate to Huntsman as compared to other persons in the chemical industry, an MAE has occurred and the condition in Section 6.2(c) fails. The MAE condition and the related MAE definition contain no requirement that the “change” in financial condition, business or results of operations be caused by any specific event or series of events;

36  Huntsman witnesses have suggested that perhaps the comparison should be not to the mean or median of a group of chemical companies (which is what its own expert, Zmijewski, looked at), but rather to selected individual companies in particular lines of business in which Huntsman competes (e.g., Pigments or Textile Effects). But even putting aside that Huntsman does not fare well in that type of selective comparison (e.g., the Clariant division engaged in Textile Effects has performed better than Huntsman and Huntsman’s performance is twice as bad as the other Pigments companies it looked at, see PX983 at Ex. 5), the broad based comparison specified by the MAE clause — comparing the effect on Huntsman “taken as a whole” “to other Persons engaged in the chemical industry” is what the contract calls for; Huntsman’s proposed additional language (“in the same regions and segments of the company”) was deleted (PX98 at 9; Tr. 408-10 (Nussbaum)); and the broad comparison called for by the contract makes sense in light of what Huntsman itself says is the difficulty in finding direct comparables to Huntsman. PX98 at 9; Tr. 408-10; Esplin Dep. 532-35.

changes in general economic conditions (such as increases in raw material costs) are specifically contemplated by the language of the Merger Agreement and provide a sufficient basis for a failure of the MAE condition if and to the extent they have been disproportionate.

A.     Huntsman misconstrues the Merger Agreement and the appropriate standard under Delaware law.

               IBP sets forth the fundamental question to be answered in any material adverse effect case: whether the events, changes, effects or developments would be “material when viewed from the longer-term perspective of a reasonable acquiror.” A material adverse effect is one that “substantially threaten[s] the overall earnings potential of the target in a durationally-significant manner”; a “short-term hiccup should not suffice.” In re IBP, Inc. S’holders Litig., 789 A.2d 14, 67-68 (Del. Ch. 2001). The change must be reasonably likely to be “consequential to the company’s earnings power over a commercially reasonable period.” Id. at 67-68; see also Frontier Oil v. Holly Corp., 2005 WL 1039027, at *34 (Del. Ch.) (adopting IBP standard as Delaware law).

1.     Changes in expectations are central to the MAE analysis.

               Huntsman argues that the only thing that matters to the MAE analysis is whether actual and projected performance is in line with the company’s recent past performance. Huntsman Pretrial Br. 53; see Tr. 1386-90 (Zmijewski asserts that MAE analysis should be confined to comparison between historical periods). That is not the law. Changes in expectations are a key component of the MAE analysis. Indeed, what matters is “the overall earnings potential of the target.” 789 A.2d at 68 (emphasis added); see id. at 69 (“significant” lack of “expert evidence that identifies the diminution” in “value or earnings potential” of seller). Needless to say, the threats to “earnings potential” IBP spoke to are threats to future, not past, performance.

               Consistent with this purpose, to determine its baseline — the “status of IBP as Tyson indisputably knew it at the time of signing the Merger Agreement,” 789 A.2d at 66 — the IBP court undertook a detailed analysis of both the company’s recent past performance and pro-

jections of its future performance. Id. at 66-67. Indeed, the court addressed in detail the “Rawhide Projections” that were considered by Tyson in deciding to buy IBP, declaring that these projections added “another dimension to the meaning” of the MAE warranty. Id. at 67; see id. at 69. The Court also considered changes in analysts’ expectations for the company. Id. at 69, 70.37

               By contrast, Zmijewski looked only to prior reported results to measure material change. Tr. 1389-90. Yet as this court in IBP understood, and as even Zmijewski admits, seller, buyer and market participants — Huntsman, Hexion, Basell, Merrill Lynch and analysts — were looking at Huntsman’s expected performance. Tr. 1425-26 (Zmijewski). Zmijewski’s narrow standard is thus inconsistent with business reality as well as with IBP.38

               Nothing in the language of the Merger Agreement requires the Court to ignore business reality and its own precedent. It would have been simple (albeit counterintuitive) to state that only historical results should be considered for MAE purposes; the contract says no such thing. Section 6.2(e) instead directs consideration of whether a Company MAE is “reasonably expected,” which Zmijewski admits is “future looking” language. Tr. 1431-32.39

37  It therefore did not suffice for the IBP court to consider, as did Zmijewski, nothing but whether variations in the company’s performance since the deal was signed were consistent with variations experienced in the past. Zmijewski’s own comparison of those variations is flawed because he looks at variations that cross the pre-signing and post-signing period. PX1080, Ex. 3.
38  The exclusion of expectations of earnings power also clashes with the principles of financial and economic analysis that Zmijewski purports to invoke. Compare PX 717 at 10 (Zmijewski Report) (opining “as a matter of financial economics”), with PX 733 at 6-8 (Fischel Report) (Zmijewski rejection of expectations a “fundamental economic error”).
39  Zmijewski tried to argue from Huntsman’s SEC filings that the standard language in the MAE clause referring to the “financial condition, business or results of operations of the Company” mandated a history-only MAE benchmark. Tr. 1386-88. But he was forced to admit that Huntsman’s “Outlook” of future performance in the Section of the 10-K was included in a section of the 10-K entitled: “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Tr. 1424-25; DX 2594 at 64-65. The MAE language in IBP was essentially identical in this respect as the language in the MAE provision here. IBP, 789 A.2d at 65 (“‘the condition (financial or otherwise), business, assets, liabilities or results of operations’”). Yet, as noted, nothing in this language prevented the IBP court from considering forward looking information in evaluating whether there was an MAE. Id. at 69-72.

               Huntsman invokes Section 5.11(b)(i) — the disclaimer of any representation or warranty as to projections and forecasts — to argue that the parties’ expectations as of signing were irrelevant to the MAE analysis. Tr. 1391-92 (Zmijewski). But this is not a breach of representation or warranty case. The carve-out of forecasts from Huntsman’s representations and warranties does not mean that, as an evidentiary matter, the Court cannot consider forecasts made by Huntsman, let alone those made by Hexion and analysts, in assessing whether there has been, or is “reasonably expected” to be, a material adverse effect from the perspective of a reasonable acquiror. The lack of any “promise[] or guarantee” of IBP projections did not prevent the IBP court from considering projected financial results to resolve the MAE claim there, IBP, 789 A.2d at 35, 69-72. Nor should it here.

2.      “Statistical significance” does not govern “disproportionate effect.”

               Huntsman tacitly concedes that disproportionate effect must be measured against the mean or median of a group of chemical companies, by having its expert, Zmijewski, test Huntsman’s performance against the “average performance of the other chemical companies.” PX717 at 32 n.69. But, Huntsman asserts, “disproportionate effect” exists only where there is a statistically significant difference from the mean or the median in such a group. Tr. 1415-16 (Zmijewski). Thus, under Zmijewski’s test, “Huntsman’s performance is not disproportionate” “if its performance is above the 5th percentile or even the 1st percentile.” PX717 at 21. The absurdity of Zmijewski’s analysis was demonstrated when he could not say that a 42% decline in the price of Tronox stock — a company teetering on bankruptcy — was statistically significant. Tr. 1439-49.

               This contrived test has no basis under the plain language of Section 3.1(a)(ii) . All that is required is a “disproportionate effect” — there is no requirement that the disproportionate effect be statistically significant to a 95% degree of certainty. Nor does “disproportionate” possess any technical meaning based on financial economics. Tr. 1437. And Huntsman submitted no extrinsic evidence that the parties intended any such thing. IBP and basic contract law dic-

tates that a “disproportionate” effect should be understood as it would be understood by a reasonable acquiror. Disproportionality simply requires a comparison with an average benchmark for “Persons engaged in the chemical industry.” Any other interpretation would override the manifest intention of the parties to provide that the MAE exception not apply “if” and “to the extent that” Huntsman’s performance is disproportionate to other chemical companies – not to the extent that it is disproportionate to the lowest percentile or decile chemical company.

B.     Huntsman, viewed as a whole, has suffered, or is reasonably expected to suffer, a substantial deterioration in its business, financial condition or results of operations.

               The reason why Huntsman makes these strained arguments is that they are the only way Huntsman can avoid the fact that, as Esplin admitted, “we’ve had some tough conditions.” Tr. 1580. In the 14 months since the Merger Agreement was signed everyone — Hex-ion, Apollo, Merrill Lynch, Street analysts and even Huntsman — recognized that substantial deterioration in Huntsman’s business, financial condition and results of operations has already occurred and was certainly reasonably expected. Huntsman did not even dispute at trial whether a reasonable acquiror would view the post-signing deterioration as important. Indeed, the deterioration is “material” to the point that it makes the difference between solvency and insolvency. Moreover, the exceptions in the MAE clause do not apply, because the decline at Huntsman has been disproportionate “as compared to other Persons engaged in the chemical industry.” Earnings in the chemical industry have gone up, Huntsman’s earnings have gone down, and thus there is no portion of the decline at Huntsman that needs to be excluded from the MAE analysis.

1.      Huntsman’s earnings misses.

               While Huntsman is wrong that this Court’s analysis must be backward rather than forward looking, even using Huntsman’s contrived standard, there has been an MAE. In the first half of 2008, by which time performance of both Pigments and Textile Effects was markedly impaired, EBITDA dropped by 20%, as compared to the first half of 2007. Tr. 447-48 (Zacha-riades); PX805 at 3. Mean EBITDA for companies in the Bloomberg World Chemical Index

(“BBWCI”) and the Chemical Week 75 (“CW75”) increased substantially over the same period, as did the companies in Huntsman’s experts’ handpicked competitors group. Tr. 448-49 (Zacha-riades); PX805 at 7-8.40

               Even worse deterioration is apparent when measured against expectations. Prior to the deal, Huntsman projected a total EBITDA of $1.289 billion for 2008; it has now revised that forecast to $854 million, a 34% decrease. PX86 at 2; Tr. 443; PX719 at 6; see also Tr. 1578-82 (Esplin). In July 2007, Hexion projected a total 2008 EBITDA for Huntsman of $1.009 billion; it has now revised that figure to $817 million, a 19% decrease. Compare JX783 at 1, with PX972 at ZACH4804. As measured by the Thomson service, street analysts had a mean revision of negative 26.4% for 2008 EBITDA projections from their July 2007 mean to their August 2008 mean; as measured by Bloomberg in July 2008, analysts project a mean EBITDA of $834 million for 2008. PX805 at 5 (citing Thomson); PX1109 (Bloomberg). Thus, the earnings expectations of a reasonable acquiror, however measured, have been and are reasonably expected to be significantly disappointed, over a durationally significant period. And Huntsman’s revision for 2008 EBITDA is entirely disproportionate when viewed against the mean revision for esti-

40  Because of, among other things, increased interest expense attributable to the increase in Huntsman’s net debt, the decline is even more stark on an earnings per share basis: Huntsman’s adjusted EPS was 16 cents in the first half of 2008, a decline of around 73% from EPS of 60 cents during the first half of 2007. JX707 at 3 In addition, Huntsman’s attempts to attribute the recent poor performance to chemical industry cyclicality and to portray recent results as in line with historically cyclical results are flawed. The $817 million in EBITDA Huntsman shows over the twelve months ending 6/30/08 are worse than annual results in every year since 2003 (as calculated on a pro forma basis by Huntsman). JX712 at 2. The cyclicality argument ignores Peter Huntsman’s June 2007 presentation description of the “New Huntsman” as “hav[ing] a lot more stability” and “consisten[cy]” in earnings. Huntsman Dep. 438-39; PX92; see also PX36 at 6 (Huntsman is “less cyclical . . . than at any time in our company’s history”). Moreover, as demonstrated by the benchmarking analyses performed by Zachariades, Huntsman’s recent impaired results are not the product of chemical industry cyclicality; rather the chemical industry has performed well over the same period that Huntsman’s performance has dropped. Tr. 551-52, PX719, Part II, 19-27, PX805 at 2. Huntsman has suffered disproportionately in part because of the fundamental impairment of two of Huntsman’s five businesses.

mates for companies in the BBWCI index (+24.9%), CW75 index (+13.7%) and even Huntsman’s experts’ competitor group (+10.6%) . PX805 at 5, 8.

               The same is true for 2009. Prior to signing, Hexion had projected a total EBITDA for 2009 of $1.063 billion; it has now revised that figure to $809 million, a 24% decrease. PX783 at 1; PX792 at 1. As measured by the Thomson service, Street analysts had a mean downward revision of 25.7% for 2009 EBITDA projections from their July 2007 mean to their August 2008 mean; as measured by Bloomberg in July 2008, analysts project a mean EBITDA of $904 million for 2009. PX 805 at 5 (citing Thomson); PX1109 (Bloomberg). Even Huntsman has revised its 2009 EBITDA estimate from $1.414 billion pre-signing, to $1.12 billion now, a 21% decrease. PX669 at 1; PX719 at 6. Again, the revisions to 2009 EBITDA estimates for Huntsman are entirely disproportionate when viewed against the mean revision for estimates for companies in the BBWCI index (+32.5%), CW75 index (+26.7%) and Huntsman’s experts’ competitor group (+5.9%) . Tr. 476 (Zachariades); PX805 at 5, 6.

               The evidence also takes the form of admissions from Huntsman’s investment banker Merrill Lynch. In June 2008, Merrill Lynch prepared an MAE benchmark analysis which shows that Huntsman’s performance had deteriorated 27.8% based on research forecasts and 30.5% based on management forecasts since the signing of the Merger Agreement, while the median change for a Merrill and Huntsman selected group of chemical companies was -1.7% over this same time period. Tr. 651, 653-54, 656-57; PX869 & PX983 at Ex. 7. The same analysis showed that while Street analysts’ mean and median EPS forecasts for those selected companies actually increased, for Huntsman they declined 57.1% . PX983 at Ex. 7. The analysis also showed that Huntsman’s performance was significantly below all of the other companies in all but one of the comparative metrics. Tr. 654, 656; PX869 & PX983 at Ex. 8.

2.      Net debt miss.

               Prior to signing, Huntsman presented projections to bidders and to the banks showing that it expected to reduce its net debt from $4.008 billion as of March 31, 2007, to about

$3 billion or less by the end of 2008. Tr. 1573 (Esplin); PX91 at 16; PX794 at ML92945. This $1+ billion decline in debt was to be achieved through the application of positive cash flow from earnings and through approximately $769 million in divestiture proceeds. PX5 at 3. However, as Esplin acknowledged at trial, instead Huntsman’s net debt has increased on an actual basis to $4.357 billion at the end of July 2008. PX746; Tr. 1573-78. Adjusting for the payment of the $100 million break-up fee to Basell, which both parties contemplated, Huntsman’s net debt is on track to be more than $1.25 billion higher than anticipated by the parties at the time of signing. Tr. 1575-76 (Esplin). This net debt increase has a direct and dramatic negative impact on the value of Huntsman to the acquiror, Hexion. See also PX628 at 3 (Merrill’s June 26, 2008 presentation showing debt at a 6/30/08 closing was expected to be over $1.3 billion higher than anticipated at the time of signing); Tr. 642-44 (Ramsey); Tr. 1434 (Huntsman’s expert, Zmijewski, acknowledged that Huntsman’s net debt was approximately $1 billion more than was expected at the time the deal was signed).

               3.      Impact on value.

               Huntsman does not dispute all these factors have had a material impact on the value of the company. And again, evidence from Merrill Lynch proves the point. A “Huntsman Stock Price Bridge Analysis,” prepared by Merrill for Huntsman’s July 1 board meeting, but which was removed from the board materials at the instruction of Huntsman company counsel, shows a decline in the value of Huntsman’s stock of $3.29 per share (or approximately $770 million in total based on 234 million shares) as a result of an increase in Huntsman’s net debt alone. PX638 at 2; Tr. 660-64 (Ramsey); PX635.

               The same “Huntsman Stock Price Bridge Analysis” shows a decline of $8.81 per share (or approximately $2.06 billion based on the 234 million shares outstanding) for reduced EBITDA. PX638 at 2. Ramsey conceded that this is what the analysis shows, but argued that from the perspective of a reasonable acquiror, the diminution in value should be approximately $3 less per share, or approximately $5.81. Tr. 663, 698-99; PX638 at 2. The difference does not matter. A $5.81 reduction in value per share (with 234 million shares outstanding) translates into a $1.36 billion reduction in value for the company as a whole. PX638 at 2. The reduction for reduced EBITDA alone represents an approximately 20% decline in the value of the company. And Ramsey did not dispute that the $3.29 per share diminution in value attributable to the increase in net debt is additive. Tr. 662-63. Adding the two yields a decline in the value of Huntsman of $9.10 per share: that represents, on Merrill’s numbers, a $2.13 billion loss in value since signing — a reduction of 32.5% . Id.

               Hexion’s MAE expert, Zachariades (with 25 years of experience as an investment banker who services the chemical industry) independently performed an analysis which agrees with Merrill Lynch. His “waterfall” analysis shows a decline in value per share of $7.35 or 45% ($16.35 in July 2007 to $9.00 in July 2008).41 PX719 at 79; Tr. 473-74. The precise percentage or dollar per share figure is not dispositive. The key point is that at the same time that the chemical industry was up, Huntsman suffered a massive decline in its value. That decline dwarfs anything involved in IBP.

               4.       The decrease in Huntsman’s long-term earnings potential.

               As discussed in Point III.B.1, Street analysts have revised downward their forecasts not just for 2008, but for 2009 as well. The underperformance relative to Hexion’s pre-deal forecasts extends through 2012, and the shortfall totals approximately $1.5 billion during the period. And even Huntsman expects the decline to continue. Even Huntsman’s (over optimistic) July 25 forecasts show the EBITDA shortfall relative to its pre-deal June 2007 forecasts extending through 2011and totaling approximately $1.2 billion during the period. PX733 at 9-10, Ex. E.

41  Huntsman suggested that Zachariades’ valuation was invalid because he used Hexion’s projections for Huntsman in his DCF analysis. However, the three other valuation methodologies he used do not depend on projections, and Zachariades testified that excluding the DCF from his valuation analysis would not change his valuation conclusion significantly. Tr. 543.

               5.      FX and raw materials.

               Huntsman attempts to explain its marked decline in earnings and deterioration in current and expected financial condition as the result of “macroeconomic factors” including foreign exchange impacts and rising raw materials. Huntsman Pretrial Br. 58-62; Tr. 1015-19. As a threshold matter, the contract does not exclude macroeconomic factors that affect the economy or the chemical industry if and to the extent they affect Huntsman disproportionately relative to other Persons in the chemical industry. The chemical industry is up; Huntsman is down; the disproportion is plain.

               In any event, the effect of changes in foreign exchange rates on Huntsman are both positive and negative; no persuasive evidence was presented by Huntsman to show a one-sided negative impact on EBITDA. On the revenue side, a weaker dollar significantly increased revenues — an effect Huntsman itself asserted in its most recent 10-Q. Tr. 1622-28 (Esplin); PX4012 at 75. A detailed analysis by Rob McLaughlin, director of Corporate Finance, showed the FX EBITDA benefit to be $225 million in the four quarters ending June 30, 2008. PX1041. Although Esplin questioned this result in a belatedly produced email, he did not commission a recalculation. DX3048.

               Esplin admitted that the Polyurethanes division EBITDA benefits overall from a weaker dollar. Tr. 1627-28; see also Hostetter Dep. 24, 126-27. And, the Pigments division controller, Mike Dixon, testified at deposition that, when formulating the 2008 budget, Pigments determined that a weaker dollar would prove an overall benefit to that division’s EBITDA. Dixon Dep. 105-6; see also PX651 at 13 (showing $30 million “FX rates” benefit to Pigments EBITDA in 2008) ; PX1032 at 433779 (Textile Effects presentation).

               Nor can Huntsman’s weakness be explained away as a transitory result of increases in oil and gas costs. As Zachariades explained, while Huntsman has suffered significant year-over-year declines in actual EBITDA and EBITDA margin and in analysts’ estimates for future results, the mean and median results for the two general chemical industry indices have generally been flat or rising. Tr. 448-49, PX805 at 3-4. Zachariades testified that chemical industry tends to do rather well during times of rising oil prices, and that other chemical companies had done well while oil was going up. Tr. 478.

               Merrill Lynch’s July 1, 2008 “Benchmarking Analysis” confirms that, even using “Comparable / Peer Companies,” selected by Huntsman the same is true: Huntsman is down, and the comparable companies are essentially flat. PX869 & PX983 at Exs. 7, 8; Tr. 653-54.42 A “Peer Earnings” comparison in Esplin’s May 2008 Board presentation likewise shows Huntsman’s poor performance relative to other major chemical companies. JX460 at 8.

C.      The impairments in Pigments and Textile Effects which contribute to the MAE

               Two primary contributors to Huntsman as a whole suffering an MAE are the unexpected drop-offs in Huntsman’s Pigments and Textile Effects businesses. Huntsman originally projected these two businesses to account for 26% of Huntsman’s 2008 EBITDA. PX86 at 3. Instead, Pigment’s performance over the last four quarters has been the worst in the history of that business. Textile Effects last two quarters have been essentially break even Tr. 454, 1093-94; Esplin Dep. 416-17, 423; JX712 at 2.

1.      Pigments.

               Prior to signing, during due diligence, Huntsman presented the Pigments division as having generated a steady adjusted EBITDA of between $108 million and $145 million between 2003 through 2006, with a “latest view” forecast of $115 million for 2007 and $181.5 mil-

42  Even Huntsman’s own expert, Zmijewski, cannot mask its underperformance when measured against the chemical industry. Zmijewski admitted that Huntsman’s year-over-year EBITDA growth has been in the lowest quartile between the third quarter of 2007 and the second quarter of 2008. PX 1080, Ex. R1-A, R1-B. In fact, Huntsman management’s own EBITDA numbers, which Zmijewski deliberately rejected in favor of erroneous figures from a data provider, put Huntsman’s EBITDA growth in the cellar of the fourth percentile. PX 1523, Tr. 1443-44. And, among defendant’s handpicked group of peers (the “Stern Chemical Companies”), Huntsman did not rank above the 14th percentile in any category on ten metrics and ranked last in four. Tr. 550, PX 805 at 8.

lion for 2008. PX86, at 3, 15; see also PX36 at 3; Tr. 1092 (Huntsman describes Pigments as a “very stable cash generator” at February 2007 investor conference). For its own projections, Hexion accepted Huntsman’s 2007 estimate at face value. JX783 at DUFF079589.

               However, Huntsman decided to withhold from Apollo and Hexion the fact that, in the May 2007 flash report — based on divisional management’s perception of actual marketplace events they were then experiencing — Huntsman had cut its 2007 EBITDA estimate for Pigments by 25%, from $115 million to $86 million. Tr. 131-34 (Carter); 385-88 (Zaken); 1034-43 (P. Huntsman); Esplin Dep. 106, 133-34; PX121; compare PX974 and PX49 at 6 (May 2007 flash emailed on 6/14/07 to Huntsman management (showing $86.5 million)) with forecasts provided to Apollo/Hexion on 6/18/07 (PX145 at 1) and 6/23/07 (PX155 at APL120533). Hexion was also not told that the Pigments forecast for 2008 and beyond did not represent Huntsman’s current view of the markets. Tr. 27, 131-32, 228 PX72; PX235.

               Huntsman executives even went to the length of taking the May 2007 flash report, deleting pages with the quarterly and annual 2007 forecast and renumbering the pages before providing a copy to Apollo and Hexion. PX 135; Tr. 1040-41 (P. Huntsman). Thus, the model shared with Apollo and Hexion on June 18 (PX 145) and again on June 23 (PX155 at APL00120533) was affirmatively misleading in reflecting the 2007 number for Pigments as $115 million. The decision to keep the $28 million downward revision in the 2008 Pigments forecast from Apollo and Hexion was made by the most senior Huntsman executives, including the CEO, CFO and EVP and General Counsel. Tr. 1041; Esplin Dep. 120. The $28 million decrease was significant. Given the 7.5x to 8x deal multiple, the $28 million downward revision translated into about “a dollar per share.” Tr. 388 (Zaken).43

43  Peter Huntsman sought to explain this all away by testifying that the decision had been made to avoid providing bidders with constantly updated forecasts. Tr. 1042-43. The excuse foundered, however, when it was shown that the increase in the forecast for Performance Products was provided to bidders. Tr. 321-25 (Zaken); Tr. 1035-36 (Huntsman).

               After signing, Pigments performance fell off the map. Pigments’ EBITDA was just $29 million in the four quarters following July 2007. Tr. 1337-38; JX712 at 2. That impairment is expected to continue: even Huntsman forecasts just $44 million in EBITDA in 2008 — $137 million less than its pre-signing forecast. Compare DX3028, at 15 with JX79 at 45. Pigments will continue to suffer from a fundamental cost disadvantage as a result of Huntsman’s reliance on sulfate process technology versus Huntsman’s global competitors, which rely mainly on the chloride process. Tr. 454-55; Tr. 547-48; Ridd Dep. 145-46. That cost disadvantage is only expected to get worse: Huntsman’s own forecast calls for its sulfuric acid costs to triple between 2007 and 2009, increasing from about $40 million in 2007 to about $80 million in 2008 to about $125 million in 2009. Tr. 1372-73; DX3028 at 5. Huntsman’s major global competitors will not experience that sort of sulfuric acid price increase. Tr. 1373. Indeed, Huntsman’s own expert Stern conceded at deposition (Huntsman did not call Stern) that Huntsman will face a “temporal disadvantage” for at least 2 to 3 years due to its sulfate-heavy production base. Stern Dep. 300-01, 313-14. Moreover, this was not known at the time the Merger Agreement was signed. See PX380 (the most direct proof of this is the one word email Zaken wrote when he first learned about the sulfuric acid problem: “wow”); see also Tr. 371-73 (Zaken); 1336-37 (Turner); PX352.

               Huntsman’s current forecast of a dramatic recovery in its Pigments division, with EBITDA quadrupling from $44 million in 2008 to $179 million in 2010, is premised on the unrealistic assumption of continuous real price increases through 2009 that more than recover Huntsman’s direct cost increases, while at the same time maintaining sales volumes. DX3028, at 13. But Pigments has not been able to increase its prices in local currency since mid-2005 through June 2008. Tr. 1359-60; JX79, at 13. And, now that it has recently sought to push price increases, it has experienced sales volume loss across the board. PX4007; Tr. 1363-68. Given the provenance of these projections, Huntsman’s history of misses, and the current state of the economy, these projections should not be credited as an answer to an MAE.44 In any event, the drop off that has already occurred is durationally significant by any measure.

2.      Textile Effects.

               Prior to signing, Huntsman presented Textile Effects as a large component of Huntsman's “value creation since 12/31/05,” valued at $729 to $816 million. PX91 at 10-11. The restructuring was depicted to have started in 2006 and to be underway (PX91 at 11), an assertion borne out by increasing EBITDA in the first half of 2007 (approximately $40 million). JX 712 at 2.

               EBITDA declined in the second half of 2007 to $25 million, but then plummeted in the first half of 2008 to $4 million — just 10% of the level enjoyed in the same period the year before. PX655 at 8. By contrast, TE’s budget for 2008 was $125 million. PX1048 at 65. While Huntsman now projects that TE will earn $33.9 million in 2008, the 2008 year-to-date performance is approximately $7 million, producing an annual run-rate of approximately $13 million. PX655 at 8; PX1518. In the unlikely event that Huntsman actually makes its $33.9 million forecast in 2008, that amount is still about $31 million (48%) less than the $65 million that the TE business earned in 2007. The June 2007 projections for Textile Effects for 2009 to 2011 have also been reduced between $40 million and $80 million. Compare PX 83 at 75, with PX1517. According to Hulme’s presentation to division managers in April 2008, Textile Effects “cannot survive” if earnings do not improve over 2007 levels. PX441 at 4.

               Again, none of this was known prior to the time the deal was done. To the contrary, as noted, in the first half of 2007, the TE division generated $41.7 million of EBITDA and its restructuring efforts were depicted as underway. At the time of signing, Hexion accepted Huntsman's claims that its initial restructuring efforts were on track, and Hexion projected $75.1

44 Turner testified at deposition that, in his twenty years in the business, he had never seen price increases of the magnitude currently being forecast by Pigments through 2009. Turner Dep. 244-45; 246-47.

million in EBITDA for 2007 and over $90 million a year through 2012. PX 167 at 9; Tr. 375-76 (Zaken); PX 83 at 59. Even Huntsman senior management seemed surprised by the rapid fall off in the performance of the unit; that is why they cancelled the TE presentation originally scheduled for April 15. PX439 (Esplin email: “TE . . . was obviously a disappointment in the first quarter”). But even two months later, at the June 11, 2008 presentation, Huntsman still did not have a handle on Textile Effects’ problems. The forecasts in the June 11, 2008 presentation book (PX580 at 2792) were superseded six days alter with dramatically lower numbers. PX466 at 6 (May flash).

               Huntsman is projecting a nearly 300% increase in earnings to $91.8 million in 2009 and a 400% increase in 2010. PX1519. There is no reasonable basis to assume such dramatic increases in earnings will occur. Hulme admitted that he has “never delivered on a textile effects forecast.” Tr. 1224. While he claimed that a portion of the forecasted increased earnings were “in the bank” because of restructuring efforts, two of the major components of that effort, Columbus III and Metrochem, have not even been approved by Huntsman board.45 Tr. 1219-20. Hulme admitted that the TE business had previously agreed to a budget forecast for 2008 that had been described as “unrealistic” and “irresponsible” and that could not be defended “professionally.” PX284; PX275. Peter Huntsman admitted concern about TE’s ability to forecast accurately. PX282; Tr. 1066-67. A more realistic assessment was provided by Zachariades, who testified that the demand fall-off and competitive pressures impacting Textile Effects are unlikely to abate in the foreseeable future. Tr. 468-69.

45   During his direct testimony Hulme attempted to blame Apollo as the sole reason the Metro-chem transaction did not go forward. He was forced to concede on cross, however, that the Huntsman board had decided that the transaction should not go forward because Huntsman lacked the liquidity to do the transaction and because of TE’s poor business results and constant inability to deliver forecasts also affected the situation. Tr. 1221-23; PX511. In any event, to this day, Huntsman could implement the Metrochem transaction (if the Huntsman Board were to approve and Metrochem were to agree, which neither has yet has) without Hexion’s consent under permitted baskets in the Merger Agreement. PX 225 at 71 (Schedule 4.1(d)); Tr. 389-90.

* * *

               Huntsman argues that declines in Pigments and Textile Effects are immaterial because Hexion considered them less strategic and therefore candidates for divestiture. This ignores that Pigments and Textile Effects represented 18% of Huntsman’s EBITDA in 2006 (based on pro forma EBITDA numbers calculated by Huntsman, JX716 at 2), and were forecast by Huntsman pre-signing to generate 26% of its EBITDA in 2008. PX86, at 3. Hexion was paying the same multiple for all of Huntsman’s businesses; regardless of whether the businesses were more or less strategic, they were being valued the same in the purchase price. Tr. 369-70. As Morrison testified, if the Pigments and Textile Effects businesses could be sold today at the conservative multiples that Morrison used for a strategic planning document on July 23, 2007, the EBITDA drop in those two businesses would translate into about $900 million value destruction since signing. Tr. 43-45; JX829. Zachariades valued the earnings deterioration in Pigments at $2.46 per share and Textile Effects at $2.11 per share, a decline representing over $1 billion of lost value. PX719 at 79. 46

46  Furthermore, Polyurethanes does not provide an “offset.” Notwithstanding the performance of Polyurethanes, the overall impairment on every measure is material. Point III.B. above. Both Hexion and Huntsman now forecast that Polyurethanes will earn approximately $570 million in 2008 — an 11% decline from the $641 million budgeted earnings. Tr. 1147; Tr. 1139-40; PX655 at 2. Huntsman projects increased earnings for the Polyurethanes division through 2012, but these projections are overly optimistic and unfounded in light of the industry’s expectations of decreasing demand and increasing capacity. Tr. 470-71; PX741 at 6-10. As plaintiffs’ expert Zachariades testified, there is a strong correlation between margins in the Polyurethanes business and capacity utilization (“occupacity”). Tr. 471-72. When occupacity goes down, so do margins. Id.; Tr. 545. Indeed, a Huntsman internal study based on historical data confirms this correlation at all levels of occupacity. PX988; Tr. 1129, 1148. Hexion’s Polyurethanes expert projects a substantial decline in occupacity through 2012 (PX741 at 3, 9-10), and Huntsman’s own projections also estimate that it will decrease, albeit to a lesser extent. JX747 at 12; Tr. 545. Based on the correlation between occupacity and margins, earnings should therefore decrease as well. Yet, Huntsman now ignores this correlation and projects contribution margins and earnings to increase in the face of declining occupacity. JX747 at 3, 12.
    In light of these defects in Huntsman’s analysis, among others, Hexion’s Polyurethanes projections are by far more reasonable. If anything, as Zachariades opined, Hexion’s lower projections for Polyurethanes are already “somewhat aggressive as the resultant contribution margins are in excess of those forecast by Nexant ChemSystems for the industry as a whole.” PX719 (Zachariades 8/1/08 Report), Part II at 64.

IV.      THERE WAS NO GOOD FAITH DETERMINATION OF AN OBJECTIVELY
           REASONABLE PROBABILITY OF CONSUMMATION BY OCTOBER 2.

               Under Section 7.1(b)(ii), the Termination Date may be extended only if “the Board of Directors of [Huntsman] determines in good faith (after consultation with [Hexion]), that there exists at such time an objectively reasonable probability” that, in the subsequent 90-day period, both antitrust approval can be obtained and the Merger can close. JX1 at 56-57 (§ 7.1(b)(ii)) . This precondition to extension required at minimum that the Huntsman board determine in good faith that an there existed an objectively reasonable probability of obtaining by October 2 a solvency certificate that would be “reasonably satisfactory” to the banks could be provided. Here, there plainly was neither the requisite good faith process nor the requisite objectively reasonable probability.

               The solvency model that Esplin had in hand during the July 1 board meeting showed a combined company that was plainly insolvent. See PX666. The model showed a $53 million funding gap at closing. Id. at 1. This fact was not communicated either in writing or orally to the Board. Tr. 1606 (Esplin). Huntsman management’s model also showed that the combined company (a $16 billion business) would have $10 million of liquidity at the end of the first quarter of 2009. Id.; Tr. 1602-03, 1648 (Esplin). Again, although Esplin testified that he told management that liquidity would be “tight,” he acknowledged that he never told the Board that the company would have just $10 million of revolver availability in the first quarter of 2009. Tr. 1606 (Esplin); see Resnick Dep. 206 (agreeing that a bank would be justified in rejecting a solvency opinion that showed $10 million of available liquidity). This specific was not shared with the board was because it would have led to uncomfortable questions. As Alvin Shoemaker (per Esplin, a “wise man,”) testified at deposition, he would not invest in a large company with just $10 million in available liquidity. Tr. 1606-07 (Esplin); Shoemaker Dep. 212.

               In addition, the solvency model showed the combined company would have a net debt to EBITDA ratio of 11.2 times and an EBITDA/cash interest ratio of as low as 1.1 times in two quarters of 2009. Id. As Resnick admitted in a portion of his deposition that had to be re-

played at trial, it would be reasonable for the banks to have concerns about the solvency of such a “very highly leveraged” company. Tr. 1725-26. And although it is undisputed that in rendering a solvency opinion, the provider of the opinion must consider a downside case. Tr. 802 (Wisler); Resnick Dep. 138. Esplin did not examine a downside case in advance of this meeting. In short, the gut feeling of management that at some point in the future, after further work was done, it could demonstrate the solvency of the combined company is not a substitute for the bargained-for contractual standard set forth in Section 7.1(b)(ii) .

               As a consequence of the procedural and substantive flaws with Huntsman’s extension of the Termination Date of the Merger Agreement, this Court should declare that the extension was invalid; that the Termination Date remains July 4; and that therefore Hexion has a present right to terminate the Merger Agreement pursuant to Section 7.1(b)(ii) as such Termination Date has passed and Hexion has not failed “to fulfill any material covenant or agreement under this Merger Agreement [that] has been the cause of or resulted in the failure of the Merger to occur on or before” July 4, 2008.

V.     HEXION’S LIABILITY TO HUNTSMAN ARISING FROM OR RELATING TO
        THE FAILURE OF THE MERGER TO BE CONSUMMATED IS LIMITED TO
        $325 MILLION.

               If, as shown at trial, the combined company would be insolvent and the banks justifiably would refuse to fund, the deal cannot close and Hexion can have no liability for taking steps to protect its rights and avoid bankruptcy. By the same token, if Hexion is right and there has been an MAE, then it has no obligation to close.

               Huntsman’s claim of knowing and intentional breach thus can only prevail if: (a) Huntsman prevails on both solvency and MAE; and (b) Huntsman can show that Hexion and Apollo, working with Duff & Phelps, and aided by litigation counsel, fabricated a solvency problem and asserted an MAE claim without any basis in an improper attempt to get out of the merger. Those claims are without merit.

A.     The reasonable best efforts clause in the Merger Agreement did not require the Hexion board to lead the company down the path to bankruptcy.

               A“reasonable best efforts” covenant does not prevent a company or its board from seeking expert advice to rely upon in assessing its own future solvency, or, once it has made an assessment that insolvency would ensue, from taking actions to avoid insolvency. As the court in Bloor held, a promise to use best efforts does not strip the party of the “right to give reasonable consideration to its own interests” and does not require the party to “spend itself into bankruptcy.” Bloor v. Falstaff Brewing Corp., 601 F.2d 609, 614-15 (2d Cir. 1979). Nor does it require the promisor to make “every conceivable effort.” Triple-A Baseball Club Assoc. v. Northeastern Baseball, Inc., 832 F.2d 214, 222 (1st Cir. 1987). While the standard is separate and distinct from good faith, as one court has stated, “we have been unable to find any case in which a court found . . . that a party acted in good faith but did not use its best efforts.” Id.; see also, e.g., Martin v. Monumental Life Ins. Co., 240 F.3d 223, 234-35 (3d Cir. 2001) (refusing to find that the defendant bound itself to make repeated unprofitable marketing expenditures and interpreting “best efforts” as a form of “good faith and sound business judgment”).

               Huntsman cites Bloor for the proposition that a “best efforts” clause requires the promisor to give “fair consideration” to the interest of the promisee. Huntsman Pre-Trial Br. at 24. But “fair consideration” does not require Hexion to ignore its own interest in preventing the creation of an insolvent combined company. “Even in the face of a best efforts clause . . . a party is entitled to give ‘reasonable consideration to its own interests’ in determining an appropriate course of action to reach the desired result.” In re Chateaugay Corp., 198 B.R. 848, 854 (S.D.N.Y. 1996) (affirming the lower court’s conclusion that the duty to use “reasonable efforts to consummate the transaction . . . did not stretch so far as to require [the promisor] to make futile gestures or to engage in activity harmful to its own interests.”) (citing Bloor).

B.      In order to overcome the $325 million cap on damages, Huntsman must also prove that Hexion’s breaches were knowing and
         intentional.

               In order to overcome the $325 million limitation on damages, Huntsman must do more than prove a breach of “reasonable best efforts” or any other covenant. It must prove that the breach was “knowing and intentional.” As set forth in Hexion’s pre-trial brief (at 68-70), Huntsman must thus show that Hexion had actual knowledge that its actions breached the covenant. Negligence or a mistake of law or fact will not suffice to establish such a “knowing” breach. And an “intentional” breach requires that Hexion act “purposely” with the “conscious object” of breaching.

               The extrinsic evidence confirms that a failure of the financing would not be enough to overcome the $325 million cap. As the testimony of Andrew Nussbaum, the lead Wachtell Lipton corporate lawyer responsible for negotiating the transaction on behalf of Hexion (working with O’Melveny & Myers), established, prior to signing the Merger Agreement, Nuss-baum received a telephone call from John Marzulli of Shearman & Sterling (a lawyer for the Huntsman board’s Transaction Committee) during which Marzulli requested that Hexion eliminate the cap on damages in the case of a financing failure and permit suit against Hexion if the financing failure is the reason for non-consummation of the merger. Tr. 415-16, 420 (Nuss-baum); PX196. Nussbaum told Marzulli that Hexion was unlikely to agree to uncap damages “where the circumstances of the failure to finance might be outside of Hexion’s control,” and, after confirming with Hexion, told Marzulli that Hexion “did not agree to it” and “indicated that it wasn’t acceptable.” Tr. 420-21 (Nussbaum).

               The negotiating history also confirms that the parties never contemplated that Hexion would have to seek equity in the event the debt financing became unavailable.47 Al-

47  In the initial draft of the Merger Agreement, Huntsman requested that Hexion provide a debt commitment letter from the banks and an equity commitment letter from Apollo. PX98 at 25. The original draft required that if any portion of the financing under either commitment letter became unavailable, Hexion would use reasonable best efforts to obtain “Alternate Financing”

(footnote continued)

though Peter Huntsman testified about an email exchange and oral conversations with Josh Harris about Apollo committing to provide funds, he admitted there was nothing in the Merger Agreement to that effect. Tr. 1064. The plain language of the Merger Agreement controls over these supposed conversations prior to signing. The Merger Agreement’s integration clause provides that it contains the “entire agreement and supersedes all prior agreements and understanding, both written and oral, among the parties.” JX1 at 64 (Section 8.6) .

C.    Hexion did not commit a knowing and intentional breach of its reasonable best efforts obligations.

               As forth below, once it became apparent that there was a solvency issue, Hexion acted appropriately in studying that issue first with the assistance of counsel, and then with the aid of, and in reliance upon Duff & Phelps, the leading firm in the solvency field. And when Duff reported back to the Hexion board that the combined entity would be insolvent, under all three tests, and by a wide margin, Hexion acted appropriately by seeking a determination of its legal rights in this Court. Huntsman cannot contend that the solvency concern was fabricated or that Duff’s work was contrived. Indeed, Huntsman’s own financial advisor, a Merrill Lynch banker recognized in early May that there was a serious solvency issue. As one Merrill banker put it, “we look insolvent.” PX483; PX488; PX489; PX504 at 9; PX537.

(footnote continued)

by replacing the commitment letter that became unavailable — debt or equity — with a new commitment letter “on terms and conditions . . . no less favorable to [Hexion] than those included in such Commitment Letter.” PX98 at 44-45. In response, Hexion “asked that the contract be changed to delete the concept of an equity commitment letter and also the concept of replacement equity financing.” Tr. 403 (Nussbaum). Huntsman agreed to remove these provisions. Tr. 403-04, 407 (Nussbaum); PX149 at 28 (Huntsman draft deleting reference to equity commitment letter). After the revised draft was received, Huntsman never suggested that Hexion would still be obligated to find equity to add to the debt financing if it was insufficient or to replace the debt financing with equity if the debt financing became unavailable. Tr. 404-05, 407, 430 (Nussbaum). And, in fact, Hexion made its belief clear to Huntsman: “if [Huntsman] had an obligation to replace the debt financing, it would need to be financing on terms no less favorable to Hexion for the transaction to work and, by definition, that would mean debt.” Tr. 404-05 (Nussbaum).

1.       Huntsman’s first-quarter 2008 results raised
          real concerns at Huntsman and Hexion.

               Representatives of Hexion, Apollo and Huntsman met in Amsterdam on April 15, 2008. Tr. 245-46 (Zaken). The ostensible purpose of the full-day meeting was to discuss the softness in Huntsman’s Pigments and Textile Effects businesses. Tr. 246. At the beginning of the meeting, Esplin announced that Textile Effects divisional management would not attend. Tr. 246-47. The reason for this odd occurrence became apparent just one week later, on April 22, when Huntsman provided Apollo and Hexion with its March flash report which contained the results for Huntsman’s first quarter. PX439. The cover email gave the headline: “We are a little slow this month as we have been working on the updated TE 2008 forecast which was obviously a disappointment in the 1st quarter.” Id. at APL154084. The details inside were worse: Huntsman’s first-quarter EBITDA was down 23% from the prior year, Pigments had earned only $11.7 million for the quarter, down 49% from the prior year, and the Textile Effects business had suddenly and unexpectedly fallen off a cliff, earning only $113 thousand for the quarter, a 99% decline from the prior year. Id. at APL154088, APL154092. And despite the fact that Esplin’s cover email stated that Huntsman has been working on their revised Textile Effects forecast, Huntsman was implausibly forecasting that Textile Effects would earn $86 million for the year, 760 times what it made in the first quarter. Id. at APL154092.

               The Hexion and Apollo witnesses testified about their genuine surprise and disappointment in receiving those results. As Morrison explained, the results were “obviously troubling.” Tr. 47-48; see also Tr. 153 (Carter) (noting “surprise and disappointment” upon receiving first-quarter results); Tr. 248 (Zaken) (Apollo was “quite alarmed” by first-quarter results). Huntsman’s net debt was also up $265 million as compared to just three months earlier. PX439 at APL154085. As Morrison explained, “That is a lot in that short period of time and that, combined with a decrease in EBITDA performance, was very disconcerting to both [Hexion] and Apollo.” Tr. 51; see also Tr. 156 (Carter) Tr. 250-51 (Zaken).

               Hexion and Apollo quickly realized that Huntsman’s declining EBITDA and increasing net debt was a big problem. On April 27, Apollo partner Scott Kleinman sent Josh Harris an email that began: “Update re hun. Sit down.” PX915; see also Tr. 252 (Zaken) (“Sit down means, ‘Sit down. You are not going to like what you are about to hear.’”). Kleinman reported that “march was weak generally across the board, with most businesses off” and that “q1 debt has grown another $265 [million].” PX915. He went on to note “implications for this is that we are very tight on our committed financing. [I]n fact, possible to see based on their q2 forecast how we exceed our financing (ie equity requirement).” Id. Zaken explained that Kleinman’s last comment referred to the fact that Apollo was “concerned that the uses required to fund the transaction might exceed the committed sources [for] the transaction that we had arrived at with Credit Suisse and Deutsche Bank.” Tr. 252.

               Despite this apparent problem, Apollo initially considered a number of ways to complete the transaction, including a possible equity contribution by Apollo, even though it was not contractually required. As Zaken testified, “We wanted this deal to happen. We were very excited about the transaction. And if there were an attractive investment opportunity, for Apollo to invest in a company that we were quite excited about, we would certainly evaluate that.” Tr. 253 (Zaken). Morrison likewise testified that Hexion management was “highly incentivized to do this deal.” Because Hexion management was excited at the prospect of having the “opportunity to run one of the largest specialty chemical companies in the world ” Hexion management also had a $35 million financial incentive to close. Tr. 62

               Hexion and Apollo initially reached out to Huntsman management in an effort to gain more information. The information Huntsman provided added to the initial concerns Tr. 253-54 (Zaken). PX915 (noting call with Esplin and stating, “As expected, very high level and unsatisfactory”). On May 6, Huntsman’s treasurer met with representatives of Hexion and Apollo. Tr. 254 (Zaken). At that meeting, Hexion and Apollo “learned that Huntsman themselves expected that net debt for the second quarter of 2008 would actually be increasing further beyond the increases they have already experienced.” Id.; see also PX54 at APL0122 (showing Huntsman net debt increasing from $4.108 billion at end of first quarter to $4.283 billion by end of second quarter).

2.      The May 9 Apollo models showed a possible solvency problem.

               In light of the negative information they had received from Huntsman in the preceding weeks, representatives of Apollo met with counsel on May 9 to discuss whether Huntsman had experienced an MAE. Tr. 255 (Zaken). At this time, Apollo was still exploring ways to make the deal work.48

               To that end, Apollo prepared three financial models for the May 9 meeting, two of which assumed an equity investment by Apollo Fund VI. Contrary to Huntsman’s claim in its pretrial brief (at 8) that “[n]one of these models and projections showed that the Combined Entity would be insolvent,” all three models showed that the company would be insolvent. In the first scenario, which assumed a $445 million equity investment at closing, the combined company would have only $238 million in available revolver at the end of 2010, an amount that was “alarmingly low; too low to operate the company,” due to intra-period swings in liquidity. Tr. 257-59 (Zaken); PX917 at APL5600022. In the second scenario, which did not contemplate any equity investment by Apollo at closing, but did make other optimistic “what if” assumptions, including payment of the ticking fee post-closing, contrary to contractual requirements, the combined company would again be insolvent. PX917 at APL560035; Tr. 261. In the third scenario, which projected Huntsman EBITDA based on a run rate from first-quarter results and again as-

48  As Zaken testified: “Again, we wanted to find a way to close the transaction. Equity would be one of those ways. If it made sense, we would certainly be excited about the prospect.” Tr. 256. Apollo saw “significant downsides” to not closing the transaction: “We had publicly announced this transaction to our investors, to the public, to the shareholders of Huntsman, the shareholders of Hexion. We had spent countless hours, millions of dollars, preparing for the integration of the transaction. . . . We wanted to find a way to do the deal.” Id.

sumed a $445 million equity investment, the company would go bankrupt in 2010. Tr. 261-62; PX917 at APL5600049.

               Consistent with its efforts to find a way to close the deal, Apollo included a list of “potential opportunities” in its May 9 materials. PX917 at APL5600008. Zaken explained that Apollo was “looking at potential opportunities to close that gap of funding at closing.” Zaken testified that the “potential opportunities” were not necessarily achievable, they were prepared as a hypothetical exercise: “What if you put everything on a page that you could imagine.” Tr. 262-3. Upon more analysis, Apollo concluded that most of the items on the list were not realistic opportunities. Tr. 263-65. Moreover, many of the opportunities were viewed as “temporary savings items,” meaning that they were expenses that could possibly be pushed off a short time to allow the deal to close. The obligations would still exist, however, and thus would not improve the combined company’s solvency or liquidity post-closing. Tr. 265-67. For example, one item was to “Delay UK Pension Funding Past Closing,” and another was to “Defer Fee Payments Past Closing.” PX917 at APL5600008. Other “opportunities” would actually create liabilities, including “Use of Revolver to Pay Ticking Fee.” Id. Zaken thus concluded that “you might be able to find several levers to pull to close the transaction, but it would not improve solvency.” Tr. 267-68.49

49  This same conclusion was reached by Duff & Phelps, which was provided the list of “potential opportunities” precisely so that it could examine them and determine whether they, in fact, could solve the insolvency problem. Tr. 920 (Wisler). Indeed, that was the very point of the June 17 email from counsel to Duff asking that Duff’s June 18 board presentation include a statement that Duff in fact had considered the “opportunities” list and concluded that they were not viable. DX3033 at DUFF 18479-80. As Wisler was clear, the reason why the suggested language was not included was because time had run out to make revisions to the board book. Tr. 898. Duff in fact did reach this conclusion. Tr. 871-72 (Wisler); see also JX600 at HXN5033975 (June 18 Hexion board minutes reflecting that Duff considered “assumptions about increased working capital efficiency, increased synergies and increased projected EBITDA” but determined that “even under these alternative scenarios, the combined company would still be insolvent.”).

3.      The Duff & Phelps consulting team was not given a preordained conclusion.

               In light of the newly recognized solvency issue, Apollo and Hexion, through counsel, decided to engage a consulting team from Duff & Phelps. Huntsman argues that the retention of a Duff & Phelps consulting team through litigation counsel indicates that Hexion and Apollo had already decided to sue to get out of the deal at the outset. The testimony is to the contrary. Hexion and Apollo retained Duff & Phelps to investigate whether there was a genuine solvency problem. Hexion “wanted to get the facts on the table to make an informed decision” and that Duff’s “charge was to do an assessment on solvency to see if we should pursue one formal opinion from a board perspective.” Tr. 75 (Morrison).

               The testimony of the Duff & Phelps witnesses confirms this. Wisler, who took part in the initial conversations prior to the retention of the consulting team, testified that no one told Duff that Hexion and Apollo were looking for a “predetermined outcome” or to “get out” of the deal. Tr. 808. Wisler understood that the consultants had been retained because “the Hexion board was looking for a consultative arrangement to understand solvency, largely predicated on their observed development of financial performance of . . . the companies.” Id. From his perspective, Hexion, Apollo, and their counsel were genuinely trying to understand the solvency issue; at the first meeting “there was a lot of Q and A just around what solvency is, what solvency opinions are, what they entail, some of the defined terms that you typically see ” Tr. 807.

               Huntsman focuses heavily on a few lines of handwritten notes from Allen Pfeiffer of Duff & Phelps, which Huntsman claims show that Hexion and Apollo asked Duff to help them “get out” of the deal. Pfeiffer testified that the note meant that “to get out of a deal, Hexion would have to provide notice . . . to Huntsman that they have insufficient capital to close.” Pfeif-fer Dep. 68-69 (emphasis added); id. at 128-29 (Pfeiffer was told to give objective advice, not to support a desired outcome). In any event, the opinion team from Duff & Phelps was different from the consulting team that Pfeiffer headed. The opinion team performed its analytics inde-

pendently and did not see, let alone rely upon, the consulting team’s analytics; the opinion team performed a new solvency analysis from “ground zero.” Tr. 884-85 (Wisler).

4.      Hexion and Apollo provided Duff & Phelps with a revised model.

               Following Apollo’s May 9 meeting, Zaken called Carter and asked for Hexion management’s assistance in better understanding Huntsman’s recent results and its outlook for the future. Tr. 269-70. On May 12, Apollo met with Hexion management to review their financial models for the transaction. Carter testified that those models showed “significant issues” that could “lead to insolvency” but that more work needed to be done. Tr. 189.

               As Hexion and Apollo worked to update their model in mid-May, they received new information from Huntsman. PX1503 (schedule of documents received between May 9 and May 21); Tr. 270-71 (Zaken). And on May 14, Hexion provided its own April results to Apollo; those results were “very disappointing as April actual EBITDA is well behind plan and prior year.” PX922; see also Tr. 58 (Morrison) (“April . . . fell off dramatically . . . with a decline on a year-over-year basis of about 26 percent. So we also became concerned about our own results at that point.”). Hexion management thus worked to update the forecasts for their own business. Tr. 190 (Carter); Tr. 271-72 (Zaken).

               On May 20, Huntsman reported its April results to Hexion and Apollo. PX530. Huntsman’s EBITDA for the month was substantially short of its budget and the prior year’s results, continuing the deterioration seen in the first quarter. Id. at HUN-200042709. Textile Effects earned only $2.5 million for the month. Id. at HUN-200042713. Morrison noted that these results “reinforced the concern we had that the run rate was staying well below what had been given to us in their projections, and well below what we had for our projections also for the model.” Tr. 56; see also Tr. 156-57, 215-17 (Carter); Tr. 273-73 (Zaken). On May 20, Huntsman also informed Hexion and Apollo that its net debt had increased yet another $174 million in the month of April alone. PX528; Tr. 273 (Zaken).

               As Carter explained, the changes in Huntsman’s and Hexion’s actual results in 2008 translated into lower projections for the full year, as well as a corresponding decrease in the out years: “We reforecast it based on ’08, the out years, as well as we developed a new forecast for Huntsman, very much taking into context their first four months’ earnings, what we knew about the businesses, and what we saw as the trends for 2008 and used that as then our benchmark to forecast out years.” Tr. 160-61; see also Tr. 190 (Carter); Tr. 276 (Zaken). On May 23, Hexion and Apollo provided Duff & Phelps with a revised model. DX2258. The model projected Huntsman EBITDA for 2008 of $814 million, with steady growth in the out years. Id.; Tr. 274 (Zaken). That projection for 2008 was actually higher than had been used in Apollo’s “run-rate” scenario on May 9 and higher than the annual run rate based on Huntsman’s actual results through April. PX917 at APL5600049 (using run-rate forecast of $777 million); PX530 at HUN-200042709 ($242 million in EBITDA through April, equating to annual run rate of $727 million). 50

               The May 23 model also showed a funding gap of $524 million. DX2258. This funding gap was due primarily to the increase in net debt at Huntsman and, to a much lesser extent, at Hexion, the addition of the $210 million ticking fee (because of a later than anticipated closing date), and an increase in fees and expenses (also because of the later closing date). Compare JX783 (pre-signing model showing no funding gap), with DX 2258 (May 23 model); see also Tr. 165-69 (Carter) (explaining increases in uses of funds).

50  Huntsman tries to find significance in the fact that the May 23 projections are considerably lower than projections that Apollo used in February and early March in connection with the inter-fund transfer transaction. Huntsman Pre-Trial Br. at 40-41. This comparison ignores the substantial downturn in Huntsman’s business that did not become apparent until April 22. As Zaken testified, applying the same valuation multiple used in connection with the inter-fund transfer to current EBITDA estimates (which are lower), and subtracting current net debt estimates (which are higher), the equity value of the combined company is negative $3.5 billion, nearly $5 billion lower than it was at the time of the inter-fund transfer. Tr. 240-45; PX1502.

5.      Hexion engages the Duff & Phelps opinion team.

               As the work of the Duff & Phelps consulting team progressed, it gave initial reports that the combined company appeared likely to be insolvent. Tr. 63 (Morrison). Hexion then determined that it should proceed to engage a separate Duff & Phelps team to do the work necessary in order to render a formal opinion. Morrison explained that Hexion felt it needed to obtain a formal opinion from a reputable firm, such as Duff & Phelps to validate its conclusions before taking any action to notify Huntsman or the banks:

Essentially for us that was a very serious matter — the solvency opinion. And before we went out and talked to anybody on the outside, whether it’s Huntsman or the banks, you want to have a very — very much of a validated model, a validated process. And we don’t do solvency opinions. Apollo doesn’t do solvency opinions. So we found what we felt was one of the most reputable firms — Duff & Phelps —in the industry and asked them to run the process, so we had an informed opinion versus an informal process run by ourself and Apollo.

Tr. 63-64; see also Tr. 65 (Morrison) (“Q. If you had gone to Huntsman without a formal third-party opinion, what would have happened? A. If I was Huntsman, I would have asked why have you not had a formal opinion done if you believe this is true. To me, a logical step is to have the formal process to validate your thoughts and your analysis, and that’s in fact what we did.”); Tr. 278 (Zaken).

               Hexion’s reasonable best efforts obligations cannot be interpreted so as to require either inaction or uninformed action in the face of a genuine solvency problem. The Hexion board wanted to have a check in the form of Duff & Phelps’ analytic process leading to issuance of a solvency opinion. If that check showed insolvency, it wanted a reliable basis to support a Section 5.12(b) notice that Hexion “no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.” JX1 at 48-49.51

51  While Huntsman makes much of the fact that Hexion was preparing for the possibility of litigation at this time, there is nothing wrong in that. The company had the right to prepare for the possibility, even the likelihood, that the Duff & Phelps opinion team would conclude that a sol-

(footnote continued)

6.      The Duff & Phelps opinion team engaged in a thorough process

               Once Duff & Phelps was formally engaged, the opinion team followed Duff’s established procedures for issuance of a solvency opinion. Tr. 884-85 (Wisler); see also Tr. 814, 890.52 No one told the Duff opinion team what the outcome should be. Tr. 810. Duff employed a team of seven or eight professionals from the transaction opinion practice working full-time on the project, including both Wisler and another managing director. Tr. 812-13. Wisler and his team also submitted their work to Duff’s technical review process, which involves a review by three additional managing directors who were not involved in the transaction or familiar with the client whose “mandate is to really probe, test, challenge, push back any aspect of the assignment that they care to.” Tr. 813-14, 896-97. Wisler believed that the Duff opinion team “absolutely” had enough time to do its work. Tr. 819. Wisler testified that he independently concluded that he did not need to talk to Huntsman management to do his work and that no one ever told him that he could not speak to Huntsman. Tr. 817-18. Wisler also testified that the information he received from Huntsman, from third parties and from Huntsman’s SEC filings was sufficient for the team to do its work. Id. And Wisler testified that industry practice does not require a solvency opinion provider to talk to target company management, and he did not believe that the

(footnote continued)

vency opinion could not be obtained and that Hexion would have to commence litigation in Delaware to protect its rights and to head off the anticipated violation by Huntsman of its agreement to litigate any disputes related to the Merger Agreement in Delaware. Tr. 278-79 (Zaken) (litigation in Texas was “a consideration” because Huntsman “push[ed] for Texas” forum in merger negotiations); see also Tr. 410-11 (Nussbaum) (Texas forum was a “business point” for Huntsman).

52   Huntsman’s counsel asked Wisler a number of questions relating to Wisler’s opinion team being “walled off” from Pfeiffer’s consulting team. Wisler testified that he was never told that he was being walled off. Tr. 881. Wisler also did not understand that his role was being limited due to potential litigation. Tr. 887. Regardless of whether a formal “wall” was established, however, Wisler was clear that he started his work from scratch and did not receive, much less follow, any substantive conclusions from the consulting team. Tr. 814 (Pfeiffer’s team provided source documents, but not analytic work); Tr. 884-85 (opinion team performed work from “ground zero”); Tr. 890 (Pfeiffer’s team did not share its work papers).

validity of Duff’s work was compromised in any way by not talking to Huntsman management. Tr. 818-19.

               Duff’s thorough process also acted as a check on the work of Hexion and Apollo. As Wisler explained, “to do a professional job, you really have to make sure and assure yourself that it’s reasonable to rely on the material that you’re provided or the material you provided is reasonable to rely upon.” Tr. 816-17. He concluded that “the deal model that we were working with for purposes of providing the solvency opinion analysis were reasonable to rely upon.” Tr. 951-52. Duff also conducted due diligence on Hexion’s synergy estimates, reviewing documents provided by the deal team and engaging in discussions with Hexion and Apollo. Tr. 834-35.53

               During the course of the opinion team’s work, Hexion updated its deal model. One change in the model between May 23 and the final version provided on June 13 was to increase the initial $50 million estimate of pension funding that would be due at closing. But while the updated pension estimate did increase the funding gap from $524 million to $858 million (compare DX2258, with PX918), this increase in the funding gap had no impact whatsoever on Duff’s solvency analysis because Duff assumed that the gap would be closed without incurring any additional liabilities. Tr. 820-21 (Wisler). Wisler was also clear that it was normal for his firm to rely upon a third-party expert with respect to pension matters. Tr. 821. And as Wisler also made clear, he did not simply take what was given to him. Unlike Resnick, Wisler spoke to the pension experts directly. See Tr. 964 (Wisler), 1717-1722 (Resnick). And on the basis of

53  Huntsman’s counsel pointed to an email in which Wachtell litigators asked the Duff consulting team to discuss possible weaknesses in Apollo’s deal model. Tr. 901-02 (citing DX3037). It is clear from the email that this was a litigation preparation exercise to determine how the Duff consultants “s[aw] the other side coming at us in litigation.” DX3037. It does not indicate that there were, in fact, substantive weaknesses in the model. At the resultant meeting, the Duff consulting team informed the litigators that the Apollo model did not have substantive weaknesses, and that to avoid insolvency, the combined company would have to have “miraculous” cash flows in 2009. Pfeiffer Dep. 189-90. In any event, Wisler testified that he was not aware of this email, and he independently came to the conclusion that it was appropriate for the opinion team to rely on the model. Tr. 901-03, 951-52.

this and all of the other work that Duff and his team undertook, Duff concluded that the final model it used for its work — the version after Hexion updated the pension numbers — was reasonable to rely upon. Tr. 952.

               At trial, Huntsman’s counsel elicited that Wachtell Lipton provided various comments on the Duff & Phelps June 18 presentation. Tr. 898-99. Wisler viewed these comments as “debating over minutiae.” Tr. 898. Indeed, as was made clear at trial, the entire record of communications between Wachtell and Duff, including both for Duff’s litigation consulting and Duff’s opinion team, was produced in this litigation. Tr. 950. No evidence was introduced at trial which shows any attempt by counsel to change the substance of Duff’s opinion work; obviously, if Huntsman’s attorneys had found any, it would have been brought to the Court’s attention.54

7.    The June 18 Duff & Phelps opinion supported a clear conclusion of insolvency; Hexion then provided notice to Huntsman in accordance with its obligations under the Merger Agreement.

               On June 18, Duff delivered its opinion to the Hexion board that the combined company would be insolvent under all three tests of solvency by a wide margin. Duff reached this conclusion in the base case, eliminating the need for the downside testing that is typically done in a solvency analysis, and it verified that the company would still be insolvent even if one assumed higher projections, more synergies, or reduced working capital. Indeed, even a combination of all three levers did not change the conclusion that the combined company would be in-

54  Huntsman’s counsel read from an email asking that Duff include a statement in its report to the board to the effect that Duff in fact had considered the May 9 “opportunities” list and concluded that they were not viable. Tr. 898-99. But Wisler testified that the language did not appear in Duff’s June 18 report because he needed to finalize the report and that he had in fact considered the May 9 opportunities list. Tr. 898-99; DX3033. Wisler further testified that he received the May 9 opportunities list, discussed the list with Zaken, and concluded that there were no “levers” that could be pulled that would change the insolvency conclusion. Tr. 871-72, 920 (Wisler); see also JX600 at HXN5033975.

solvent. Tr. 839-42 (Wisler); PX1511. As Wisler testified, given the severity of the problem, there were no “levers” that the combined company could pull to resolve the issue. Tr. 870-72.

               Hexion also concluded that there was no viable way to alleviate the solvency problem. As Carter testified: “I had a number of discussions with Duff & Phelps, as they rendered their report of potential downside scenarios and potential upside scenarios, and I did not see a scenario that I believed made the company solvent.” Tr. 212; see also Tr. 159-60 (Carter) (explaining that the solvency problem could not be fixed by managing working capital because “any benefit we might get out of inventory we would quickly give up in payables”); Tr. 220-21 (Carter) (“Nothing I saw in the sensitivities that I looked at were nearly large enough to make a difference in terms of the liquidity or ultimately the solvency of the company.”). Morrison concurred. Tr. 120.

               As Morrison explained, the unmistakable conclusion of insolvency left no other choice but to seek to terminate a merger that, if consummated, would plunge both companies into bankruptcy:

When you look at the analysis that Duff & Phelps has done, it fails on all three tests and it fails on all three tests by a wide margin. That’s why we came to the conclusion we did. It wasn’t because we had an answer in our head and we manipulated it. It was a simple fact that, when you’re a billion higher in debt and off by 35 percent from the projections you provided, the deal is not going to withstand that sort of downturn.

Tr. 68-69; see also Tr. 89 (Morrison). Under these circumstances, there were simply no other “reasonable best efforts” that Hexion could have taken to salvage the merger or the financing.

               Thus, on June 18, the Hexion board met and determined that it was required to provide Huntsman with notice pursuant to Sections 5.12(b) and 5.13(d) of the Merger Agreement that it no longer believed that the Financing would be sufficient to pay the required amounts at closing, that the Financing would not be available because the banks could not be provided with a reasonably satisfactory solvency certificate, and that Huntsman had suffered an MAE. JX596.

The general reasonable best efforts provisions of the Merger Agreement cannot trump these more specific obligations to provide notice.

8.      Hexion did not breach its reasonable best efforts obligations by providing the Duff & Phelps presentation to the banks.

               The day after suit was filed, on June 19, Hexion provided a copy of the Duff & Phelps presentation to the banks. Huntsman elicited at trial testimony from Craig Morrison that providing the Duff & Phelps opinion to the banks would make it virtually impossible for them to go forward with the financing. Tr. 93. But as Morrison made clear on redirect, Hexion had a contractual obligation to provide this information to the banks and was not in a position to deceive the banks by withholding the current projections included in the Duff & Phelps presentation, projections that on their face would have raised concerns at the banks. Tr. 122-24. Moreover, as Zaken testified: “In my opinion, the [Duff & Phelps] opinion was not the problem. The pending insolvency and likely bankruptcy was the problem.” Tr. 392; see also Tr. 90 (Morri-son). And from the banks’ perspective, Price testified that Credit Suisse’s determination that there is a low probability that it will have to fund the transaction “was not created by the lawsuit. It was created by the performance of the companies.” Tr. 756.55

               There can be no claim that providing updated financial information and the Duff & Phelps solvency analysis violated the generic “reasonable best efforts” provision because there is a specific reasonable best efforts provision in Section 5.12(a) itself that required Hexion to comply with its obligations under the Commitment Letter, which, as noted above, include providing current information to the banks. JX1 at 48 (“[Hexion] shall use its reasonable best efforts to . . . satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter”). Nor could it mean that Hexion should mislead its lenders, or withhold material

55  As Huntsman elicited on cross, the banks had adequate financial incentive not to fund if the conditions precedent were not satisfied, whether Hexion sent them the Duff & Phelps information or not. Tr. 763-64. The banks had to make, and would have made, their own determination regardless.

information which management believes to be accurate. In light of this provision, Hexion believed that it was obligated to provide the Duff & Phelps presentation to the banks because it “represented our most current knowledge and projections.” Tr. 123-24 (Morrison). Credit Suisse also believed that Hexion was obligated to provide updated financial information pursuant to the Commitment Letter. Tr. 726 (Price).

D.   Hexion acted reasonably with respect to the pension issue, and certainly did not commit a knowing and intentional breach of its reasonable best efforts obligation.

               Huntsman tried to suggest at trial that Hexion breached its reasonable best efforts obligation in the manner it handled its exploration of the pension issues. The claim is without merit. Hexion and Apollo recognized from the outset that assuming a solvent, healthy company, there could be a significant pension obligation due at closing. In the model Hexion provided to the banks in June 2007, Hexion showed a $150 million UK pension funding liability. Tr. 1260; JX132 at DUFF24950. After the deal was announced, Hexion was contacted by both the PBGC and trustees of Huntsman’s UK pension funds. Both expressed concern about the impact of the transaction on the pension funds and requested information relevant to a financial analysis of that issue. Hexion sent the PBGC the deal model that Apollo and Hexion had developed in connection with the transaction in June and early July 2007, and had indicated to the UK trustees that it was prepared to share information and have a meeting with them at a later time. Tr. 976, 978-79; Tr. 1823; Knight Dep. 193-94; JX887.

               By May 2008, it was clear that the assumptions underlying the July 2007 deal model were no longer valid and that the deal model had to change drastically. As the model changed, it also became clear that the assumptions in the old model regarding the reactions of the PBGC and UK pension trustees and regulators also needed to be changed. Tr. 167, 980-81 (Carter). Accordingly, in late May and early June 2008, Hexion retained Laura Rosenberg of Fiduciary Counselors to opine on the PBGC’s reaction to the new deal model, and Richard Jones of Punter Southall, a UK actuarial consulting firm, to opine on what would be necessary to ob-

tain clearance from the UK Pensions Regulator. Both provided letter opinions to the Hexion Board for use at its June 18 meeting. JX-599 (Fiduciary Counselors); PX593 (Punter Southall). Those opinions were both conditioned on the premise that the May 2008 deal model would be provided to pension regulators. Id.56

               The substance of the parties’ dispute as to what number — Resnick’s zero or plaintiffs’ experts’ $390 million — for pension funding due at closing is correct, is in Point II of this brief. But Huntsman has also made a series of charges that amount to accusations of bad faith and improper manipulation of the process by which the pension funding estimates were developed. Those arguments are without merit.

               Huntsman cast aspersions on plaintiffs by presenting evidence that George Knight, Hexion’s Senior V.P. and Treasurer, who had been involved in Hexion’s limited discussions with the PBGC, was not involved in dealings with Fiduciary Counselors. Tr. 1248-50, 1270-71. But as Carter testified, because of the extremely sensitive nature of the exercise, Hex-ion made a decision to limit knowledge of the preparations for the June 18 Hexion Board meeting to a working group of three senior executives. Tr. 1297-98. Moreover, the record is clear that Knight did speak with Rosenberg about the pension issues and that she received the benefit of his knowledge. Tr. 1296-97; Rosenberg Dep. 130.

56 At trial, Huntsman attempted to impeach the opinions of Fiduciary Counselors by pointing to a May 2008 PBGC contact with Hexion’s Knight in which the PBGC outlined four alternatives to alleviate their concerns. DX-2708; Tr. 1268-70. This criticism misses the mark. As Hexion CFO Carter pointed out at trial, the PBGC at this point was still working from the July 2007 deal model — a model that showed a vastly different combined company from what Hexion knew in May 2008 would result from the merger. Tr. 1270. It is not probative on the issue of how the PBGC would react once it understood the true state of affairs as of June 2008, but does evidence that the PBGC had concerns about the transaction, even on the old model.
     Similarly, Huntsman points to the fact that Hexion’s initial deal model showed $30 million needed at closing to resolve U.S. and UK pension issues. DX2495. This is irrelevant for the same reason. Moreover, Huntsman ignores the bank model prepared by Hexion and Apollo in June 2007, which showed $150 million needed at closing for UK pension funding. Tr. 1260; JX132 at DUFF024950 .

               Huntsman also made allegations to the effect that Elaine Golin of Wachtell Lipton told Fiduciary Counselors what its opinion should be. Tr. 1271-75; DX2685. The claim is refuted by the very document Huntsman cites; as Golin’s transmittal email states, Golin was only “summariz[ing] certain aspects based on . . . calls” with Rosenberg, and specifically requested that Rosenberg correct any inaccuracies. DX2685. Rosenberg testified that counsel’s comments did not alter her opinion. Rosenberg Dep. 164.

               Huntsman also used Spencer to try to suggest that counsel induced Rosenberg to sign on to conclusions in her report that she was “not comfortable” with, essentially using Spencer as an advocate willing to impugn the integrity of others without factual basis. DX2696; Tr. 1456-58. As the email traffic shows, the language that Rosenberg was uncomfortable with came from Nell Hennessy, a senior Fiduciary Counselors executive who co-authored and co-signed the June 18 opinion letter with Rosenberg, not from counsel. See PX1098 (original draft of letter, circulated by Rosenberg on June 15 at 9:47 p.m.; PX1099 (Hennessy mark-up of draft, circulated on June 16 at 11:21 a.m.). Golin made “one small change, just for flow” directly onto the version of the letter containing Hennessy’s markup. PX1100. The email traffic also confirms that the language that Rosenberg was objecting to was, in fact, omitted from her opinion letter. Compare PX1099 at 4 with PX599 at 4. 57

57  Huntsman also tries to make something of the fact Hexion did not contact Huntsman concerning pension issues. Although Huntsman’s questions were designed to suggest that Hexion or its experts lacked information about the Huntsman pensions that was relevant to their analyses, in particular the termination liability for the Huntsman U.S. pension plans, they have failed to demonstrate that there is any material fact about Huntsman’s pension plans that Fiduciary Counselors or Punter Southall did not have. Tr. 1813-15 (Jones). In fact, the testimony and exhibits showed that all relevant information, including termination liability amounts, was available. Tr. 1294-95 (Carter); PX730; Tr. 1508-09 (Spencer); PX1021.

E.   Hexion acted reasonably, and certainly did not commit a knowing and intentional breach of any covenant, in complying with its antitrust obligations.

               Although there is no such claim in its pleadings, Huntsman also suggested at trial that Hexion breached its reasonable best efforts obligation in connection with seeking antitrust approval. Again, the claim is without substance. Since the Merger Agreement was signed, Hex-ion has worked in good faith to obtain a settlement with the FTC of the antitrust issues. Hexion has reached agreement with the Staff of the FTC on the package of assets to be divested, found a buyer for the assets, presented the buyer to the Staff of the FTC, and negotiated a consent order for FTC approval. Tr. 1834-35, 1836. Hexion has also made the FTC well aware that the Octo-ber 2 termination date represents a “hard” date under the Merger Agreement. Tr. 1836, 1857; DX 3062. As reflected in an 8-K filed today, Hexion and the antitrust divestiture buyer have now executed the sales contract. Hexion and Huntsman have both signed the Agreement Containing Consent Orders, which makes the consent order ripe for decision by the Commissioners.

F.   Hexion is not in breach of any express or implied covenant of the Merger Agreement to provide notice to Huntsman
      or to obtain Huntsman’s consent.

               Huntsman claims that Hexion should have provided notice of the solvency issue sooner and should have sought its consent before procuring the Duff & Phelps opinion and providing it to the banks. The evidence at trial establishes that Hexion complied with the notice and consent requirements. Indeed, while Huntsman complains that Hexion should have provided notice of a solvency problem sooner, the fact is that there was focus on the solvency issue at Merrill Lynch well before the litigation commenced. PX488 at ML45246-48. To at least one banker, the result of this analysis was plain: “we look insolvent.” PX489. At Ramsey’s request, this analysis was shared with Shearman & Sterling, counsel to Huntsman’s Transaction Committee. Kushner Dep. 51-52. Huntsman can hardly accuse Hexion of a “knowing and intentional” breach of obligations to notify and consult Huntsman, when Merrill (and if the slide as opposed to the testimony is to be believed, Huntsman) was discussing the solvency problem well before the litigation commenced.58

1.       No violation of the express notice covenants of Section 5.12(b) .

               Nonetheless, Huntsman urges that this supposed delay constitutes a violation of the covenants contained in Section 5.12(b) . But Section 5.12(b) requires Hexion to notify Huntsman if Hexion “no longer believes in good faith” (emphasis added) that Hexion will be able to obtain the Financing. JX1 at 48-49. This standard of a change in “good faith belief” by Hexion presents a hurdle that Huntsman was unable to surmount at trial. Hexion treated this matter, one of great importance, as requiring independent expert analysis followed by a board determination; it did not meet to receive and consider the Duff & Phelps opinion until June 18, the same day Hexion notified Huntsman under Section 5.12(b) . Contrary to Huntsman’s view, Hexion acted carefully and prudently.

               There was also no breach of the requirement in Section 5.12(b) that Hexion “shall keep [Huntsman] informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such Financing.” JX1 at 48. Hexion’s consideration with its own advisors as to whether the combined company’s poor financial condition could render the requisite solvency certificate impossible, which involved no contact whatever with the banks, cannot reasonably read as “activity concerning the status of the Financing” or an adverse

58  In this same time frame, litigation partners at Vinson & Elkins were participating in weekly calls with Huntsman and Merrill. At trial, Huntsman’s counsel elicited testimony that the purpose of these calls was to monitor the failed deal litigation in Texas state court over the Clear Channel transaction. Tr. 1107-08 (Huntsman); PX1045 (email scheduling April 18 call with, among others, V&E litigators); PX470 (May 2 call); PX537 (May 23 call); see also PX407 (March 31, 2008 email from Patrick Ramsey to Huntsman’s general counsel attaching information about Clear Channel litigation “[i]n anticipation of an informal call . . . regarding Clear Channel and its implications for us.”); Tr. 710-11 (Ramsey). Prior to the time that this testimony was elicited, Huntsman had asserted attorney-client privilege as to those calls. Esplin Dep. 556-58. In light of this, the self-serving assertion that Huntsman was not itself preparing for litigation should not be considered.

change thereof (emphasis added). Material “activity” does not encompass the borrower’s internal deliberations about the Financing. And again, any notice would have triggered obligatory disclosures by both Huntsman and Hexion to the financial markets.59 Here, too, the burden of showing a knowing and intentional breach has certainly not been met.

2.       No implied obligation to provide informal notice to Huntsman

               Huntsman further argues that apart from the specific notice provisions of Section 5.12(b), the general “reasonable best efforts” obligation of Hexion under Sections 5.12(a) and 5.13(a), JX1 at 48, 49-50, required Hexion to contact Huntsman about its solvency concerns before Duff & Phelps completed its work. However, the law does not permit interpolation of an unstated contractual notice requirement when the contract already contains express and specific notice provisions.60

               Nor has Huntsman identified any credible information it could have provided to change the conclusion of insolvency. As discussed in Point I above, in his rebuttal report, Wisler considered the information that Huntsman has put forward in this litigation and concluded that none of it changed his conclusions. See also Tr. 954 (Wisler) (“Q. You have now seen Huntsman’s July 25 projections, seen Mr. Parkin’s testimony, even their expert reports. Does anything

59  Huntsman also invokes earlier supposed Hexion discussions with the Financing banks of which Huntsman asserts Hexion did not inform it. See Huntsman Pre-Trial Br. at 28-29. For multiple reasons, these assertions are also baseless. See Point V below.
60 See, e.g., DCV Holdings, Inc. v. ConAgra, Inc., 889 A.2d 954, 961 (Del. 2005) (“Specific language in a contract controls over general language”); see also, e.g., Abex Inc. v. Koll Real Estate Group, Inc., 1994 WL 728827, at *12 (Del. Ch.) (finding no merit to the argument that, although there was no express obligation to consult with defendant or to obtain defendant’s consent prior to settling a tax dispute, such obligations “are derivable and should be implied from other provisions of the Agreements (specifically, the so-called ‘diligence and care’ and ‘duty of cooperation’ clauses)”). The conclusion is doubly clear as to the generic best efforts obligation in Section 5.13(a), which is subject to a qualification at the beginning of the subsection: “Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V.” Given that Article V includes Section 5.12, which deals specifically with the subject of “Financing,” the general best efforts obligation in Section 5.13(a) cannot be interpreted to alter or expand the parties’ obligations set forth in Section 5.12.

that you have seen from the Huntsman side cause you to change any of your conclusions? A. Absolutely nothing.”).

3.      No violation of covenant to obtain consent under Section 5.12(b)

               Huntsman also alleges that Hexion should have sought Huntsman’s consent before procuring the Duff & Phelps opinion and providing it to the Financing banks, under Section 5.12(b) . JX1 at 49. Under Huntsman’s reading of this consent provision, Hexion’s covenant to give notice pursuant to the preceding sentences in Section 5.12(b) would itself be subject to the consent requirement. And the consent language would override the careful scheme laid out in other sections as well. See, e.g., id. at 48(Section 5.12(a) (“reasonable be st efforts” required to comply with obligation to advise banks if projections and other financial information that Hexion had provided banks no longer accurate or reliable)). The obligation in Section 5.12(b) should not be read to preclude Hexion from informing itself, with the aid of an independent expert, so as to comply with specific notice provisions earlier in the same paragraph and elsewhere in the contract.

G.     Huntsman’s other claims of knowing and intentional breach are equally meritless.

               Huntsman has advanced a variety of other arguments to support its claim that Hexion breached its notice obligations under Section 5.12(b) . In particular, Huntsman alleges that Hexion and Apollo had certain side agreements with the banks that were not set forth in the Commitment Letter and not communicated to Huntsman. Huntsman Pre-Trial Br. at 28-29. Huntsman has presented no evidence to support these claims and, in fact, the testimony showed that none of these supposed side agreements actually existed.

• First, Apollo never agreed with Deutsche Bank or Credit Suisse that it would fund a portion of its increased purchase price with equity. Tr. 346-47 (Zaken).  Apollo did not believe any such equity commitment was necessary, because its model showed a cushion between the existing debt financing and the amounts required to close the deal. Tr. 200, 218-19 (Carter); Tr. 230, 340-41, 346-47 (Zaken); JX783 at 1 (Apollo deal model, showing that sources are sufficient to pay uses). Price confirmed Zaken’s testimony from the bank side. Tr. 720-21. And the Commitment Letter does not include any equity requirement. Tr. 725 (Price).

•  Second, Apollo never agreed with the banks to lift interest rate caps. Tr. 349-50 (Zaken). Apollo merely told the banks, in general terms, that they would work together as partners in the financing markets. Tr. 350 (Zaken); see also Tr. 784-85 (Price).

•  Third, Apollo did not reach a “business understanding” with the banks that asset sales after signing of the Merger Agreement would be used to decrease the debt, meaning that Hexion would not be entitled to draw down the full amount of the Financing. Although Price testified that Credit Suisse had this understanding (Tr. 768), he did not testify that Hexion/Apollo had agreed, and Zaken testified that Apollo never agreed (Tr. 352). The fact that Credit Suisse’s analyses use both an “Apollo Case” and a “CS Case” which differ only on this point shows that CS understands there is a difference of opinion about whether the banks get credit for the asset sales. PX968 at 2.

               Finally, Huntsman appears to be arguing that Hexion committed a breach at the time of signing the Merger Agreement because Hexion knew that the Commitment Letter provided insufficient funds to close the merger. This argument is factually baseless. Every witness at trial, including Merrill’s Patrick Ramsey, testified that at the time of signing the Commitment Letter provided sufficient funding to close the deal with a cushion. Tr. 615-16 (Ramsey) (“[B]ased on the information we had we believed there was sufficient funding.”); Tr. 200, 218-19 (Carter); Tr. 230, 340-41, 346-47 (Zaken); JX783 at 1 (Apollo deal model, showing that sources are sufficient to pay uses, with $1 billion undrawn). Credit Suisse saw no gap at the time it signed the Commitment Letter. Tr. 720-21 (Price); PX962 at CS27267.

               Huntsman also argues that Hexion breached the Merger Agreement because “it limited Gleacher’s efforts to nothing short of full-replacement financing on the same terms and conditions of the Commitment Letter financing” and “refused to let Gleacher look for sources of financing that could supplement the existing Commitment Letter Financing.” Huntsman Pre-Trial Br. at 31. Under the plain terms of the Merger Agreement, and confirmed by the parties’ negotiating history, Hexion has no obligation to seek any financing other than as specifically set forth in Section 5.12(c) . Thus, Hexion directed Gleacher to do exactly what is required under the Merger Agreement.

Conclusion

               Wisler told the Hexion board that the solvency issue here was not even close. JX600 at HXN5033975; PX1028. He was right. The company has suffered an MAE so significant that if this merger somehow goes through, the consequence would be bankruptcy for two companies that otherwise are positioned to weather the storm. There is no basis in law, fact or equity to grant Huntsman any of the relief that it seeks.

               Accordingly, judgment should be granted to plaintiffs on their first, second and fourth causes of action. Specifically, plaintiffs request declarations that: (i) Huntsman has suffered an MAE and, as a result, Hexion has no obligation to make any payment to Huntsman in connection with the Merger; (ii) a customary and reasonably satisfactory solvency certificate or opinion for the combined entity cannot be provided to the lending banks; (iii) Hexion is not obligated under the Merger Agreement to consummate the Merger; (iv) Hexion has not committed a knowing and intentional breach of the Merger Agreement; and (v) the extension of the Merger Agreement by the Huntsman Board was invalid, and therefore Hexion has the present right to terminate the Merger Agreement.

Dated: September 19, 2008

POTTER ANDERSON & CORROON LLP

OF COUNSEL:	By: /s/ Donald J. Wolfe, Jr.
Donald J. Wolfe, Jr. (No. 285)
Peter C. Hein	Stephen C. Norman (No. 2686)
Paul K. Rowe	Kevin R. Shannon (No. 3137)
Marc Wolinsky	Bradley W. Voss (No. 4318)
David Gruenstein	Abigail M. LeGrow (No. 4673)
Douglas K. Mayer	Berton W. Ashman, Jr. (No. 4681)
Stephen R. DiPrima	Ryan W. Browning (No. 4989)
Andrew J. Cheung	Hercules Plaza, 6th Floor
Elaine P. Golin	1313 N. Market Street
WACHTELL, LIPTON, ROSEN & KATZ	Wilmington, Delaware 19801
51 West 52nd Street	(302) 984-6000
New York, New York 10019
(212) 403-1000	Attorneys for Plaintiffs-Counterclaim Defendants

Vineet Bhatia
SUSMAN GODFREY LLP
Suite 5100 1000 Louisiana
Houston, Texas 77002
(713) 651-9366

Keith A. Call
SNOW CHRISTENSEN & MARTINEAU
10 Exchange Place
Salt Lake City, Utah 84111
(801) 521-9000

CERTIFICATE OF SERVICE

               I hereby certify that on September 19, 2008, a copy of the foregoing document was served via electronic filing upon the following counsel of record:

Bruce L. Silverstein
Rolin P. Bissell
Christian Douglas Wright
Kathaleen McCormick
Tammy L. Mercer
Young Conaway Stargatt & Taylor LLP
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19899-0391

                /s/ Berton W. Ashman, Jr.
Berton W. Ashman, Jr. (No. 4681)

CERTIFICATE OF SERVICE

                     I hereby certify that on September 24, 2008, a copy of the foregoing document was served via electronic filing upon the following counsel of record:

Bruce L. Silverstein
Rolin P. Bissell
Christian Douglas Wright
Kathaleen McCormick
Tammy L. Mercer
Young Conaway Stargatt & Taylor LLP
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19899-0391

                /s/ Abigail M. LeGrow
Abigail M. LeGrow (No. 4673)